Exhibit 10(a)
                           PURCHASE AND SALE AGREEMENT
                                  by and among

                          AMERICAN EXPLORATION COMPANY

                                       and

                                THE PARTNERSHIPS
                    IDENTIFIED ON THE SIGNATURE PAGES HEREOF,

                             collectively as Sellers

                                       and

                           LOUIS DREYFUS NATURAL GAS CORP.,

                                  as Purchaser

June 12, 1995

                                TABLE OF CONTENTS

      ARTICLE I.        DEFINITIONS..................................  1

      ARTICLE II.       PURCHASE AND SALE............................ 11
            Section 2.1.      Purchase and Sale...................... 11
            Section 2.2.      Transfer of Ownership of
                              Production............................. 11
            Section 2.3.      Closing Date........................... 11

      ARTICLE III.      PURCHASE PRICE............................... 11
            Section 3.1.      Preliminary Purchase Price............. 11
            Section 3.2.      Allocation of Preliminary Purchase
                              Price.................................. 11
            Section 3.3.      Manner of Payment of Preliminary
                              Purchase Price......................... 12
            Section 3.4.      Adjustments to Preliminary Purchase
                              Price.................................. 12

      ARTICLE IV.       DUE DILIGENCE EXAMINATION.................... 14
            Section 4.1.      Inspection of Files.................... 14
            Section 4.2.      On-Site Tests and Inspections;
                              Environmental Defects.................. 15
            Section 4.3.      Defect Adjustments..................... 18
            Section 4.4.      Casualty Loss.......................... 23
            Section 4.5.      Preferential Purchase Rights and
                              Consents to Assignment................. 24

      ARTICLE V.        ASSUMPTION OF OBLIGATIONS; INDEMNITIES....... 27
            Section 5.1.      Purchaser.............................. 27
            Section 5.2.      Sellers................................ 29
            Section 5.3.      Notice of Claims; Defense;
                              Settlement............................. 32

      ARTICLE VI.       SELLERS' REPRESENTATIONS AND WARRANTIES...... 33
            Section 6.1.      Representations and Warranties......... 33
                  (a)   Organization and Authority................... 33
                  (b)   Due Execution................................ 34
                  (c)   Binding Agreement............................ 34
                  (d)   No Conflict.................................. 35
                  (e)   No Breach or Default......................... 35
                  (g)   Brokers' Fees................................ 36
                  (h)   Regulatory Matters........................... 36
                  (i)   Preferential Purchase Rights and
                        Consents to Assignment....................... 36
                  (j)   Litigation................................... 37
                  (k)   Taxes........................................ 37

                                        i

                  (l)   Leases and Wells............................. 37
                  (m)   Marketing.................................... 38
                  (n)   Basic Documents.............................. 39
                  (o)   Unit, Pooling and Communitization
                        Agreements................................... 39
                  (p)   Operating Agreements......................... 40
                  (q)   Environmental Matters........................ 40
                  (r)   Plugging and Abandonment..................... 41
                  (s)   Disbursement of Proceeds..................... 41
                  (t)   Certain Agreements; Payouts.................. 41
            Section 6.2.      DISCLAIMER OF WARRANTIES............... 42

      ARTICLE VII.      PURCHASER'S REPRESENTATIONS AND
                        WARRANTIES................................... 42
                  (a)   Organization and Authority................... 42
                  (b)   Due Execution................................ 43
                  (c)   Binding Agreement............................ 43
                  (d)   No Conflict.................................. 43
                  (e)   No Breach or Default......................... 44
                  (f)   Bankruptcy................................... 44
                  (g)   Brokers' Fees................................ 44

      ARTICLE VIII.     SELLERS' OBLIGATIONS PRIOR TO CLOSING........ 44
            Section 8.1.      Operations Prior to Closing............ 44
            Section 8.2.      Restrictions on Operations............. 45

      ARTICLE IX.       ADDITIONAL AGREEMENTS OF THE PARTIES......... 46
            Section 9.1.      Books and Records...................... 46
            Section 9.2.      Safeguarding Information............... 47
            Section 9.3.      Confidentiality of Information......... 48
            Section 9.4.      Compliance with Conditions............. 48
            Section 9.5.      Designation as Operator................ 48
            Section 9.6.      Cooperation; Claims and Demands........ 48
            Section 9.7.      Suspense Accounts...................... 49
            Section 9.8.      HSR Act................................ 49
            Section 9.9.      Tradenames and Trademarks.............. 49
            Section 9.10.     Operations Until the Closing Date...... 49
            Section 9.11.     Bulk Transfers Law..................... 50
            Section 9.12.     Gas Balancing.......................... 50
            Section 9.13.     SEC Reports, etc....................... 50

      ARTICLE X.        CONDITIONS PRECEDENT TO PURCHASER'S
                        OBLIGATIONS.................................. 51

      ARTICLE XI.       CONDITIONS PRECEDENT TO SELLERS'
                        OBLIGATIONS.................................. 52

                                       ii

      ARTICLE XII.      TERMINATION; REMEDIES FOR BREACH............. 53
            Section 12.1.     Right of Termination................... 53
            Section 12.2.     Sellers' Remedies for Breach........... 53
            Section 12.3.     Purchaser's Remedies for Breach........ 53
            Section 12.4.     Extension of Closing Date;
                              Withdrawal of Notice................... 54

      ARTICLE XIII.     TRANSACTIONS AT AND AFTER CLOSING;
                        PROCEDURE.................................... 54
            Section 13.1.     Closing Date Procedure................. 54
            Section 13.2.     Closing Documents...................... 54
            Section 13.3.     Time of Closing........................ 55
            Section 13.4.     Place of Closing....................... 55
            Section 13.5.     Closing Obligations.................... 55
            Section 13.6.     Further Assurances..................... 58
            Section 13.7.     Accounting for Proceeds from the
                              Sale of Production..................... 58
            Section 13.8.     Post-Closing Adjustments............... 58

      ARTICLE XIV.      MISCELLANEOUS................................ 59
            Section 14.1.     Notices................................ 59
            Section 14.2.     Binding Effect......................... 60
            Section 14.3.     Counterparts........................... 61
            Section 14.4.     Expenses............................... 61
            Section 14.5.     Article and Section Headings........... 61
            Section 14.6.     Entire Agreement....................... 61
            Section 14.7.     Governing Law.......................... 61
            Section 14.8.     Survival of Representations,
                              Warranties, Covenants and
                              Agreements............................. 61
            Section 14.9.     Concerning Sellers..................... 62
            Section 14.10.    Public Announcements................... 62
            Section 14.11.    Taxes.................................. 63
            Section 14.12.    Amendment.............................. 63
            Section 14.13.    Waiver; Rights Cumulative.............. 63
            Section 14.14.    Severability........................... 64

                                       iii

                                INDEX TO EXHIBITS
EXHIBIT "A"
            -     Description of the Leases
            -     Liens to be Released at Closing

EXHIBIT "B"
            -     Net Revenue Interest and Working Interest
            -     Schedule of Allocated Values

EXHIBIT "C"
            --    "C-1"       -     Regulatory Violations

            --    "C-2"       -     Preferential Purchase Rights
                                    and Consents to Assignment

            --    "C-3"       -     Litigation

            --    "C-4"       -     Taxes

            --    "C-5"       -     Leases; Production; Basic
                                    Documents

            --    "C-6"       -     Marketing

            --    "C-7"       -     Drilling

            --    "C-8"       -     Environmental Violations

            --    "C-9"       -     Certain Agreements; Payouts

EXHIBIT "D"
            -     Form of Assignment, Bill of Sale and
                  Conveyance
                                       iv

                           PURCHASE AND SALE AGREEMENT

            THIS PURCHASE AND SALE AGREEMENT ("this Agreement") is made and entered into this 12th, day of June, 1995, by and among AMERICAN EXPLORATION COMPANY, a Delaware corporation ("AX") and the partnerships identified on the signature pages hereof (AX and each such partnership, a "Seller", and collectively, "Sellers"), and LOUIS DREYFUS NATURAL GAS CORP., an Oklahoma corporation ("Purchaser").

                             W I T N E S S E T H :

            WHEREAS, Sellers own certain interests in certain oil and gas properties and related assets; and

            WHEREAS, Sellers desire to sell and assign to Purchaser and Purchaser desires to purchase and accept from Sellers all of each such Sellers' interest in and to such oil and gas properties and related assets upon the terms and conditions and for the consideration hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the meanings set forth below:

      "AFE's" - has the meaning set forth in Section 6.1(p).

      "APPL-VII" - has the meaning set forth in Section 4.5(D).

      "AX" - has the meaning set forth in the preamble hereto.

      "AX Banks" - Morgan Guaranty Trust Company of New York, Bank of Montreal and Banque Paribas, the Banks party to the Credit Agreement with AX, as Borrower, dated December 21, 1994, as amended.

      "Allocated Value(s)" - Those values allocated to the Evaluated Interests pursuant to Section 3.2 and shown on Exhibit "B".

      "Assets" - All of Sellers' right, title and interest in, to and under the following:

            (a) All of those properties described in Exhibit "A" attached hereto and made a part hereof for all purposes, and all Hydrocarbons produced therefrom from and after the Effective Date;

            (b) Without limitation of the foregoing, all other right, title and interest of Sellers of whatever kind of character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the lands described in Exhibit "A", including, without limitation, interests in the oil, gas and/or mineral leases covering all or any part of such lands, overriding royalty interests, production payments and net profits interests in all or any part of such lands or such leases, and fee royalty interests, fee mineral interests and other interests in oil, gas and other minerals in all or any part of such lands whether such lands are described in Exhibit "A" or are described by reference to another instrument set forth in Exhibit "A", even though Sellers' interests in such oil, gas and other minerals may be incorrectly described in or omitted from such Exhibit "A";

            (c) All right, title and interest of Sellers in and to or otherwise derived from all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders covering or relating to the properties described in subsections (a) and (b) of this definition above, and the units created thereby, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations, and so-called "working interest units" created under operating agreements or otherwise relating to the properties described in subsections
                  (a) and (b) above;

            (d)   All Operating Equipment;

            (e) All oil produced from or attributable to the properties described above in subsections (a), (b), and (c) that is in storage or in tanks upstream of the pipeline connections or other delivery points to the relevant purchasers;

            (f)   All Claims;

            (g)   All rights of Sellers under all Basic Documents; and

            (h)   All Records.

      "Basic Documents" - Leases; operating agreements; balancing agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, storage, treatment, compression and transportation agreements; farmount, farmin, and participation agreements; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements; service contracts; easement and/or right-of-way agreements; unitization, communitization or pooling agreements; equipment or facilities leases; surface leases, permits, licenses, and servitudes; and all other contracts and agreements relating to the properties and interests described in subsections (a), (b), (c), (d), and (e) set out in the definition of "Assets" above or that relate to the exploration, development, operation or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom or allocated thereto.

      "Claims" - All claims of each Seller against gas purchasers for "take or pay" obligations with respect to the Evaluated Interests to the extent such claims have not been paid to or settled by such Seller as of the Effective Date, and all obligations and benefits with respect to any gas production, processing, or transportation imbalances that are to be assumed or received by Purchaser pursuant to Section 9.12 hereof.

      "Closing" - The consummation of the purchase and sale transaction contemplated by this Agreement.

      "Closing Amount" - has the meaning set forth in Section 13.5(b).

      "Closing Date" - Such date selected by Purchaser (but not later than August 10, 1995) pursuant to Section 2.3, being the date upon which the Closing is to take place, as such date may be extended pursuant to Section 4.3(E) or Section 12.4.

      "Confidentiality Agreement" - that certain confidentiality and standstill agreement between AX and Purchaser dated February 2, 1995.

      "Cure Period" - has the meaning set forth in Section 4.3(B).

      "Defect" - has the meaning set forth in Section 4.3(A).

      "Defect Closing Date" - has the meaning set forth in Section 4.3(B).

      "Defective Interest" - has the meaning set forth in Section 4.3(A).

      "Disbursement Properties" - has the meaning set forth in Section 6.1(s).

      "Effective Date" - January 1, 1995, at 7:00 a.m.,  Central Standard Time.

      "Environmental Assessment" - has the meaning set forth in Section 4.2(B).

      "Environmental Claim" - has the meaning set forth in Section 4.2(C).

      "Environmental Contamination" - has the meaning set forth in Section
      5.1(B).

      "Environmental Laws" - has the meaning set forth in Section 6.1(q).

      "Environmental Remedial Work" - has the meaning set forth in Section
      5.1(B).

      "Evaluated Interests" - Those oil and/or gas wells, Leases, units, drillsite locations, proved undeveloped leasehold interests or other property interests included in the Assets, which are separately identified in Exhibit "B" hereto and each of which is associated with a separate Allocated Value thereon.

      "Final Purchase Price" - has the meaning set forth in Section 13.8.

      "Final Settlement Date" - has the meaning set forth in Section 13.8.

      "Final Settlement Statement" - has the meaning set forth in Section 13.8.

      "Good and Defensible Title" - Such title of record that: (i) entitles Sellers in the aggregate to receive not less than the "Net Revenue Interest" set forth on Exhibit "B" of all hydrocarbons produced from or allocated to each Evaluated Interest, without reduction, suspension, or termination during the productive life of the respective Evaluated Interest, except as set forth on Exhibit "C-9"; (ii) obligates Sellers in the aggregate to bear costs and expenses relating to the maintenance, development and operation of the respective Evaluated Interest in an amount not greater than the "Working Interest" set forth on such Exhibit "B", without increase during the productive life of the relevant Evaluated Interest except as set forth on Exhibit "C-9" (unless Sellers' aggregate "Net Revenue Interest" therein is increased in the same proportion); and
      (iii) is free and clear of and is not subject to any encumbrances, liens, irregularities or other defects, other than Permitted Encumbrances; provided, however, that for purposes of this definition, the production payment or other burden created by the instrument identified in Exhibit "C-5" - Material Basic Documents as item 9, "Enron", shall not be deemed to be a Permitted Encumbrance.

      "HSR Act" - has the meaning set forth in Section 9.8.

      "Hazardous Substance" - Any substance, chemical or waste that is listed or included as hazardous, toxic or dangerous under any Environmental Law, including,
                                        5

      without limitation, (a) "hazardous substances," "pollutants or contaminants," and "petroleum, including any fraction thereof, and natural gas, liquid natural gas, or synthetic gas of pipeline quality" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, and (b) naturally occurring radioactive material ("NORM") concentrated or disposed of in association with oil and gas activities.

      "Hydrocarbons" - Oil, gas, sulphur and associated liquids and other associated gases produced, saved and marketed from or attributable to the properties and interests described in subsections (a), (b) and (c) set out in the definition of "Assets" above, to the extent such substances are included in the Leases.

      "IRC" - has the meaning set forth in Section 13.5(k)(3).

      "Information" - has the meaning set forth in Section 9.1(B).

      "Initial Settlement Statement" - has the meaning set forth in Section 13.5(b).

      "Intermediate Settlement Statement" - has the meaning set forth in Section 13.8.

      "Lands" - All of the lands covered by the Leases or included in units with which the Leases, or any of them, may have been pooled or unitized.

      "Lease" or "Leases" - Those oil and gas leases, oil, gas and mineral leases, and surface leases listed and described on Exhibit "A", including all amendments, extensions and ratifications thereof.

      "Loss" - has the meaning set forth in Section 5.1(A).

      "Operating Equipment" - All surface or subsurface machinery, equipment, platforms, facilities, supplies or other property of whatsoever kind or nature (excluding temporary platforms, temporary drilling rigs, vessels, or other movable temporary property taken to the Lands to drill a well or for other similar temporary uses), wherever located, which relate to or are useful or being held for use for the exploration, development, operation or maintenance of any of the properties and interests described in subsections (a), (b) and (c) set out in the definition of "Assets" above, or the treatment, storage, gathering, transportation or marketing of the production therefrom or allocated thereto, including, without limitation, all oil wells, gas wells, water wells, salt water disposal wells, injection wells, wellhead equipment, casing, tubing, rods, pumping units and engines, Christmas trees, derricks, separators, compressors, dehydration units, heater-treaters, boilers, valves, gauges, meters, pumps, generators, motors, gun barrels, flow lines, tanks and tank batteries, water lines, gas lines, gas processing plants and other plants, gathering lines, laterals and trunklines, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, loading docks, loading racks and shipping facilities, and any and all additions, accessions to, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

      "Other Sellers" - Each partnership identified on the signature pages hereof and made a part hereof for all purposes.

      "Permitted Encumbrances" -

      (a) (i) Lessor's royalties, non-participating royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other similar burdens existing on the Effective Date; (ii) division orders; (iii) unitization and pooling designations, declarations, orders and agreements; and (iv) contracts for the sale, purchase, exchange or processing of Hydrocarbons to the extent that the net cumulative effect of such burdens, documents, and agreements is not to (1) reduce the aggregate net revenue interest of Sellers in any Evaluated Interest to less than the "Net Revenue Interest" set forth for the relevant Evaluated Interest on Exhibit "B" during the productive life of such Evaluated Interest except as set forth on Exhibit "C-9", or (2) increase the aggregate working interest of Sellers in any

            Evaluated Interest to more than the "Working Interest" set forth for such Evaluated Interest on Exhibit "B" during the productive life of such Evaluated Interest except as set forth on Exhibit "C-9" (unless Sellers' aggregate net revenue interest therein is increased in the same proportion);

      (b) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which prior to the Closing Date (i) written waivers or consents are obtained from the appropriate parties or (ii) the contractual time periods for asserting such rights have expired without an exercise of such rights;

      (c) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being and will be contested in good faith in the ordinary course of business;

      (d) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance, and Purchaser has no reason to believe that they cannot be obtained;

      (e) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, timber leases, pipelines, grazing, logging, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Evaluated Interests and which do not impair or interfere materially with the ownership, operation, use, or value of the Evaluated Interest affected thereby;

      (f) Existing arrangements among Sellers and the owners of certain of the Lands, arising under the terms of the Leases or otherwise, to provide gas to such owners for such owners' use free of charge, as set forth on Exhibit "C-5";

      (g) Such other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Evaluated Interests (including, without limitation, liens of operators relating to obligations not yet due or pursuant to which no Seller is in default) that will not interfere materially with the ownership, operation, use or value of the Evaluated Interest affected thereby;

      (h) Liens to be released at the Closing that are disclosed on Exhibit "A" (provided that valid releases are obtained and presented to Purchaser at the Closing pursuant to Section 13.5(g) below);

      (i) The terms and conditions of all Leases, agreements, orders, instruments and Basic Documents listed on Exhibit "C-5" and furnished to Purchaser for review, provided that the net cumulative effect of such terms and conditions is not to (x) reduce the aggregate net revenue interests of Sellers in any Evaluated Interest to less than the "Net Revenue Interest" set forth for such Evaluated Interest on Exhibit "B" during the productive life of such Evaluated Interest, except as set forth on Exhibit "C-9" or (y) increase the aggregate working interests of Sellers in any Evaluated Interest to more than the "Working Interest" set forth for such Evaluated Interest on Exhibit "B" during the productive life of the relevant Evaluated Interests except as set forth on Exhibit "C-9" (unless Sellers' aggregate net revenue interest therein is increased in the same proportion); and

      (j) Rights reserved to or vested in any municipality, governmental, statutory or public authority to control or regulate any of the Evaluated Interests in any manner, and all applicable laws, rules and orders of governmental authorities.

      "Preliminary Purchase Price" - has the meaning set forth in Section 3.1.

      "Pro Rata Share" - With respect to each Asset, the undivided ownership interest of each Seller in and to such Asset, proportionate to the aggregate record title ownership interest of all Sellers in the Evaluated

      Interest constituting such Asset or to which such Asset otherwise relates.

      "Records" - All lease files, land and title files (including abstracts of title, title opinions, and title curative), well files, gas and oil sales and other contract files, gas processing files, division order files, operations, environmental, production, and accounting files and records, correspondence, and all other books, files and records, information and data (including engineering and geological data and, to the extent transferrable without violating any applicable license restrictions, geophysical data other than interpretations thereof and excluding general financial or accounting records not specifically related to the properties and rights included in the definition of "Assets") of every kind and description, whether written or electronically stored, including without limitation, machine readable documents or data, which relate to any of the properties and interests described in subsections (a), (b), (c), (d), (e) and (f) set out in the definition of "Assets" above, and all rights thereto insofar as the same are in the possession of Seller and are related to any of such properties and interests, or, in the case of geological and geophysical data are related exclusively to such properties and interests.

      "Release" - Any spilling, leaking, pouring, emitting, emptying, discharging, injection, escaping, leaching, transmission, or dumping of any Hazardous Substance.

      "Sonora Gas Contract" - That certain Gas Purchase Agreement between Natural Gas Marketing & Storage Company, as Buyer, and Sonora Acquisition Corporation, as Seller, dated September 1, 1993.

      "Title Defect" - Any encumbrance, lien, irregularity or other defect in Seller's title to any portion of any Evaluated Interest that alone or in combination with other defects renders Seller's title to any portion of such Evaluated Interest less than Good and Defensible Title.

                                   ARTICLE II.

                                PURCHASE AND SALE

            Section 2.1. PURCHASE AND SALE. Subject to the terms, provisions, conditions and exceptions set forth in this Agreement, each Seller agrees to sell and convey and Purchaser agrees to purchase and accept on the Closing Date, but effective as of the Effective Date, each such Seller's Pro Rata Share of the Assets, subject to the Permitted Encumbrances.

            Section 2.2. TRANSFER OF OWNERSHIP OF PRODUCTION. On the Closing Date, ownership of all (i) oil produced from or attributable to the Assets in storage or in tanks upstream of the pipeline connections or other delivery points to the relevant purchasers and (ii) Hydrocarbons produced from and after the Effective Date attributable to the Assets conveyed to Purchaser shall pass to Purchaser as of the Effective Date.

            Section 2.3. CLOSING DATE. Purchaser will give AX, on behalf of Sellers, two business days' prior notice of the Closing Date hereunder, which shall be a business day not later than August 10, 1995.

                                  ARTICLE III.

                                 PURCHASE PRICE

            Section 3.1. PRELIMINARY PURCHASE PRICE. The purchase price payable by Purchaser to Seller for the Assets shall be Ninety-three Million, Two Hundred Ninety-three Thousand and No/100 Dollars ($93,293,000) (the "PRELIMINARY PURCHASE PRICE"), subject to adjustment as provided in this Agreement.

            Section 3.2. ALLOCATION OF PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price shall be allocated to the Evaluated Interests in the manner set forth on Exhibit "B" hereto and, if necessary, shall be adjusted separately as to each Evaluated Interest pursuant to Section 3.4. The allocation of the Preliminary Purchase Price to the Evaluated Interests as set forth on Exhibit "B" is solely for the purpose of enabling the parties to give effect to Sections 4.2, 4.3, 4.4 and 4.5 of this Agreement. Sellers and Purchaser do not intend that such allocation be treated or interpreted to constitute an allocation of the Preliminary
                                       11

Purchase Price among the Evaluated Interests for federal or state income tax purposes.

            Section 3.3. MANNER OF PAYMENT OF PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price, as adjusted as provided in this Agreement, shall be paid at the Closing by Purchaser to AX for the account of Sellers by wire transfer of immediately available funds to an account to be designated by AX prior to the Closing Date.

            Section 3.4. ADJUSTMENTS TO PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price shall be adjusted at the Closing Date and, if necessary, at the Final Settlement Date as follows:

            (A) The Preliminary Purchase Price shall be adjusted upward by the sum of the following (without duplication):

                  (1) the amount of all direct capital and operating costs and expenses and all expenditures for the development and maintenance and normal and necessary operation of the Evaluated Interests that are conveyed to Purchaser at Closing (exclusive of Sellers' general overhead and administrative expenses, but including rentals and other lease maintenance payments and fixed rate overhead and other charges and expenses billed to Sellers by unaffiliated operators under applicable operating agreements) that relate to the period after the Effective Date and are incurred and actually paid by or on behalf of Sellers from the Effective Date to the Closing Date;

                  (2) the amount of all costs and expenses incurred and actually paid by Sellers with respect to the Evaluated Interests at the express written request or with the express written permission of Purchaser (exclusive of expenditures by Sellers in connection with the remediation of an Environmental Claim pursuant to Section 4.2, the acquisition of curative with respect to Defects pursuant to
            Section 4.3, and the repair of any casualty loss pursuant to Section 4.4);

                  (3) an amount equal to all prepaid expenses attributable to the Evaluated Interests that are conveyed to Purchaser at Closing and are paid by or on behalf of Sellers prior to the Closing Date

                                       12

            to the extent that such expenses are attributable to the period after the Effective Date including, without limitation, prepaid utility charges, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom, which expenses are allocated to Purchaser in accordance with Section 3.4(A)(1);

                  (4) an amount equal to the net value of all merchantable oil and/or condensate produced from or attributable to the Evaluated Interests conveyed to Purchaser at Closing that is above the load line in tanks or other storage facilities upstream of the pipeline connections or other delivery points to the relevant purchasers at the Effective Date (currently estimated to be $37,000);

                  (5) an amount equal to $15,000 per day for each day from and excluding July 20, 1995 to, but not including, the Closing Date; and

                  (6) any other amounts agreed upon by Purchaser and Sellers.

            (B) The Preliminary Purchase Price shall be adjusted downward by the sum of the following (without duplication):

                  (1) net proceeds (gross proceeds less royalties and severance taxes) actually received by or on behalf of Sellers prior to the Closing Date attributable to the Evaluated Interests that are conveyed to Purchaser at Closing and that are attributable to the period of time from and after the Effective Date;

                  (2) an amount equal to all unpaid ad valorem, property,
            production, severance and similar taxes and assessments based upon or measured by the ownership of the Evaluated Interests that are conveyed to Purchaser at Closing or the production of Hydrocarbons or the receipt of proceeds therefrom accruing to the Evaluated Interests that are conveyed to Purchaser at Closing, to the extent such taxes and
                                       13

            assessments are attributable to the period prior to the Effective Date; provided, however, that if the amount of any such taxes shall not have actually been assessed, the amount thereof for purposes of this Section 3.4(B)(2) shall be computed based upon such taxes and assessments for the preceding calendar year;

                  (3) any amounts received by Sellers (whether prior to or
            subsequent to the Effective Date) with respect to the Evaluated Interests that are conveyed to Purchaser at Closing pursuant to take-or-pay, advance payment, or similar provisions of any production sales contract to the extent any purchaser has the right to apply any such amounts to production to be delivered after the Effective Date;

                  (4) an amount equal to all expenditures and costs relating to the Evaluated Interests conveyed to Purchaser at Closing that became due and payable or accrued prior to the Effective Date and that are unpaid as of the Closing Date;

                  (5) an amount equal to the sum of all adjustments pursuant to
            Sections 4.2, 4.3, 4.4 and 4.5; and

                  (6) any other amounts agreed upon by Purchaser and Sellers.

            (C) All adjustments to the Preliminary Purchase Price provided for in this Agreement shall be calculated in accordance with generally accepted accounting principles, consistently applied.

                                   ARTICLE IV.

                            DUE DILIGENCE EXAMINATION

            Section 4.1. INSPECTION OF FILES. Through the Closing Date, AX shall make or cause to be made available during normal business hours and, if reasonably requested, such other times as Purchaser may deem necessary in order to complete its due diligence within the time period provided, at the offices of AX in Houston, Texas, for examination and reproduction by Purchaser's authorized representatives at Purchaser's expense, all documents and records (including all

                                       14

Basic Documents and Records) of every kind and character in the possession of AX relating or in any way pertaining to the Assets. AX shall provide Purchaser's authorized representatives with office space as reasonably necessary for due diligence purposes. Subject to the consent and cooperation of operators and other third parties, AX will cooperate with Purchaser in Purchaser's efforts to obtain, at Purchaser's expense, such additional information relating to the Assets as Purchaser may reasonably desire, to the extent in each case that AX may do so without violating legal constraints or obligations of confidence or other contractual commitments to a third party. AX shall cause its personnel to assist Purchaser in obtaining such additional information and shall use its reasonable commercial efforts to cause the counsel, accountants, independent petroleum consultants and engineers, employees and other representatives of AX to be available to Purchaser for such purposes. During such investigation, except as prohibited by confidentiality or other contractual commitments to a third party (with respect to which AX shall use its reasonable commercial efforts to obtain a waiver thereof for the benefit of Purchaser), Purchaser, at its expense, shall have the right to make copies of such records, files and other materials as Purchaser may reasonably deem advisable.

            Section 4.2. ON-SITE TESTS AND INSPECTIONS; ENVIRONMENTAL DEFECTS.

            (A) AX shall permit, except as prohibited by confidentiality or other contractual commitments to a third party (with respect to which AX shall use its reasonable commercial efforts to obtain a waiver thereof for the benefit of Purchaser), or in case of any third-party operated wells, use its reasonable commercial efforts to cause the operator thereof to permit, Purchaser's authorized representatives to consult with AX's and/or such third-party operator's agents and employees during reasonable business hours and to conduct, at Purchaser's sole risk and expense, on-site inspections and inventories of the Assets and inspect and examine all well logs and geological and geophysical data directly relating to such Assets.

            (B) AX shall permit Purchaser or its representatives at all reasonable times prior to the Closing Date, if Purchaser shall so elect, to enter upon any and all of the Lands, and any other real property included in the Assets or upon which any of the Assets are located for the purposes of inspecting same, making tests, taking samples and soil borings and conducting groundwater studies, and to
                                       15

conduct such other investigations, including without limitation inspections of all documents and records (including Basic Documents and Records), as Purchaser shall deem appropriate (an "ENVIRONMENTAL ASSESSMENT") to determine the environmental condition of the Assets. Each Environmental Assessment shall be conducted without material disruption to AX's operation of the Assets.

            (C) If, in the course of performing an Environmental Assessment as provided above in Section 4.2(B) prior to the Closing Date, Purchaser identifies the existence of an event, condition, or circumstance that constitutes a breach by any Seller of the warranty set forth in Section 6.1(q) as of the date of this Agreement, or, if unremedied, would constitute a breach by such Seller of such warranty as of the Closing Date, Purchaser shall provide to AX, on behalf of Sellers, written notice of such event, condition, or circumstance ("ENVIRONMENTAL CLAIM"), including the Evaluated Interest affected thereby and its Allocated Value, together with all associated supporting reports, data, analysis, and conclusions (which Sellers and Purchaser shall keep strictly confidential unless otherwise required by law or regulation), no later than 5:00 p.m., Central Daylight Savings Time, on the fourth business day prior to the Closing Date. All Environmental Claims thus identified by Purchaser and not asserted in a timely manner as provided in this Section 4.2(C) shall be deemed to have been waived by Purchaser for all purposes. Sellers and Purchaser shall attempt, in good faith, to agree upon the methods of remediating all such Environmental Claims and the estimates of the costs of such remediations.

            (D) If Sellers and Purchaser agree upon the existence of such an Environmental Claim, the method of remediating the same, and the estimate of the cost of such remediation, then subject to the succeeding provisions of this
Section 4.2(D), Purchaser may elect: (i) to accept, pay for in accordance with this Agreement, and receive an assignment of the Evaluated Interest affected by the relevant Environmental Claim at the Closing, and receive a reduction of the Preliminary Purchase Price equal to the agreed upon estimate of the cost of remediating such Environmental Claim; or (ii) if the agreed upon estimate of the cost to remediate the relevant Environmental Claim is, in the aggregate, greater than ten percent (10%) of the Allocated Value of the Evaluated Interest affected by such Environmental Claim, to eliminate the affected Evaluated Interest from this purchase and sale transaction and receive a reduction of the Preliminary Purchase Price in an amount equal to the

                                       16

Allocated Value of the affected Evaluated Interest. Notwithstanding the preceding provisions of this Section 4.2(D) to the contrary, Sellers shall have the right to remediate such an Environmental Claim at their sole cost, risk, liability, and expense in accordance with applicable laws and regulations. If Sellers elect to remediate such Environmental Claim, Sellers shall promptly notify Purchaser of such fact. If Sellers complete such remediation prior to the Closing Date, Purchaser will accept, pay for in accordance with this Agreement, and receive an assignment of the Evaluated Interest affected by such Environmental Claim at the Closing, without reduction of the Preliminary Purchase Price. If Sellers have not completed the remediation of the relevant Environmental Claim on or prior to the Closing Date, Purchaser shall not purchase the Evaluated Interest affected by such Environmental Claim at the Closing, and the Allocated Value of such Evaluated Interest shall be withheld from the Preliminary Purchase Price paid by Purchaser at Closing. If Sellers complete such remediation in accordance with applicable laws and regulations on or prior to the Defect Closing Date, Purchaser will accept, pay for in accordance with this Agreement, and receive an assignment of the relevant Evaluated Interest. If Sellers have not completed the remediation of the relevant Environmental Claim on or before the Defect Closing Date, Purchaser may elect: (i) to offer Sellers an extension of time within which to complete such remediation; (ii) to accept, pay for in accordance with this Agreement, and receive an assignment of the affected Evaluated Interest subject to such unremediated Environmental Claim and receive a reduction in the Preliminary Purchase Price equal to the estimate of the cost to remediate such Environmental Claim originally agreed upon by Sellers and Purchaser; or (iii) if the estimated cost to remediate the relevant Environmental Claim is, in the aggregate, greater than ten percent (10%) of the Allocated Value of the affected Evaluated Interest, to eliminate the affected Evaluated Interest from this purchase and sale transaction and retain the previously withheld portion of the Preliminary Purchase Price related to such Evaluated Interest, free and clear of any claim by Sellers, and thereupon any and all rights of Purchaser in or to such Evaluated Interest shall terminate. During the period from the Closing Date through the Defect Closing Date (as the same may be extended) with respect to an Evaluated Interest subject to such an Environmental Claim to be remediated by Sellers, Sellers shall remain the record and beneficial owners thereof, and AX shall continue to conduct its operations thereon or with respect thereto pursuant to the provisions of Article VIII and any other applicable provisions of this Agreement.
                                       17

            (E) If Sellers and Purchaser are unable to agree, after meeting in good faith, on either the existence of an Environmental Claim, the method of remediating the same, or an estimate of the cost of such remediation, Purchaser may elect to waive such asserted Environmental Claim and purchase the affected Evaluated Interest subject thereto without any reduction to the Preliminary Purchase Price therefor. If Purchaser does not waive the asserted Environmental Claim, either Purchaser or Sellers may elect to exclude the Evaluated Interest affected by the relevant Environmental Claim from this purchase and sale transaction and the Preliminary Purchase Price shall be reduced by an amount equal to the Allocated Value of the affected Evaluated Interest; provided, however, if neither Sellers nor Purchaser so elects to exclude the affected Evaluated Interest, such disagreement shall be submitted to arbitration in accordance with the procedures set forth in Section 4.3(E).

            Section 4.3. DEFECT ADJUSTMENTS.

            (A) A "DEFECTIVE INTEREST" shall mean an Evaluated Interest, or that portion thereof (as determined in accordance with Section 4.3(C)) affected by a Title Defect or that Purchaser is otherwise entitled under Section 4.5 to treat as a Defective Interest, or affected by a breach by any Seller of any representation or warranty by such Seller contained in this Agreement, except for the warranty contained in Section 6.1(q). It is understood and agreed that:
(i) the existence of a Permitted Encumbrance shall not be adequate cause for Purchaser to assert that an Evaluated Interest or the affected portion thereof is a Defective Interest, if such Evaluated Interest is otherwise free of Defects (as defined below); and (ii) the absence of written rights-of-way or easements for flow lines connected to an Evaluated Interest in the case of any such flow line that crosses a Lease boundary, or the failure of any Seller or its predecessors in title to have buried any flow lines if the terms of the applicable Lease otherwise required such action without demand of the lessor thereunder, shall not be adequate cause for Purchaser to assert that such Evaluated Interest or Lease is a Defective Interest, if such Evaluated Interest or Lease is otherwise free of Defects. Except as is otherwise provided in
Section 4.4, Purchaser must give notice to AX, on behalf of Sellers, of Defective Interests not later than the fourth business day prior to the Closing Date, and any such Defective Interest that is not identified and disclosed to AX by Purchaser on or before such date shall be deemed waived for purposes of this
Article IV. Any such notice shall be in writing and shall include (i) a

                                       18

description of the affected Evaluated Interest, (ii) the basis for the Title Defect or other defect or matter that Purchaser believes causes the affected Evaluated Interest to be a Defective Interest, (iii) the Allocated Value of the Evaluated Interest as set forth on Exhibit "B", and (iv) the amount by which Purchaser believes the Allocated Value of the affected Evaluated Interest has been reduced. Prior to Closing, Sellers shall have the right, but not the obligation, to attempt to cure any Title Defect or other defect or matter that causes an Evaluated Interest to be a Defective Interest (any such Title Defect or other defect or matter being hereinafter referred to as a "DEFECT"). If Sellers desire to cure any Defect, Purchaser agrees to cooperate with Sellers in endeavoring to cure any such Defect (which shall not include the obligation on the part of Purchaser to pay money or undertake any legal obligation). Purchaser's failure to give notice of Defects pursuant to Article IV of this Agreement shall not prejudice or diminish in any respect Purchaser's rights under Section 5.2 hereof and the Assignment, Bill of Sale and Conveyance to be delivered by Sellers at the Closing.

            (B) Except as otherwise expressly provided hereinafter in this
Section 4.3(B) and Section 4.3(D), Defective Interests shall be excluded from the Evaluated Interests to be purchased by Purchaser hereunder and the Preliminary Purchase Price shall be reduced in accordance with Section 3.4 by an amount equal to the Allocated Value thereof as shown on Exhibit "B". Notwithstanding the preceding sentence of this Section 4.3(B), if, prior to the Closing, (i) the basis for treating an Evaluated Interest as a Defective Interest has been removed, or (ii) Purchaser has elected in writing to waive the relevant Defects and purchase such Defective Interest notwithstanding the Defects, Purchaser shall accept, pay for in accordance with this Agreement, and receive an assignment of such Evaluated Interest at the Closing without adjustment to the Preliminary Purchase Price. If, prior to Closing, Sellers and Purchaser agree upon the existence of a Defect with respect to an Evaluated Interest, and either Sellers elect not to attempt to cure such Defect or Sellers and Purchaser agree that such Defect cannot or should not be cured, and Sellers and Purchaser agree upon an amount by which the Allocated Value of the affected Evaluated Interest has been reduced as the result of the existence of such Defect, Purchaser shall accept, pay for in accordance with this Agreement, and receive an assignment of the affected Evaluated Interest at the Closing, and shall receive a reduction in the Preliminary Purchase Price in an amount equal to the amount agreed upon
                                       19

by Purchaser and Sellers. If Sellers and Purchaser agree upon the existence of a Defect with respect to an Evaluated Interest, and Sellers elect to attempt to cure such Defect, but Sellers are unable to cure such Defect prior to the Closing, Sellers shall notify Purchaser prior to the Closing Date that Sellers will be unable to cure an asserted Defect in an Evaluated Interest by the Closing Date, and that Sellers are attempting to cure such defect and undertake to continue such efforts to do so. In that event, Sellers shall not deliver to Purchaser an assignment of the Evaluated Interest affected by the asserted Defect at Closing, and the Allocated Value of such Evaluated Interest, or the part thereof, subject to the asserted Defect shall be withheld from the Preliminary Purchase Price at Closing. Sellers will have until the thirtieth day following the Closing Date (the "CURE PERIOD"), to cure all or any portion of uncured Defects which exist as of Closing and which Sellers have elected to attempt to cure pursuant to this Section 4.3(B). On or before such date, Sellers shall submit to Purchaser such curative materials as Sellers have as of such date obtained with respect to any uncured and unwaived Defects existing as of the Closing Date, and Purchaser will have until the forty-fifth day following the Closing Date, to review and approve or reject the same, acting in good faith. On the sixtieth day following the Closing Date (the "DEFECT CLOSING DATE"), Purchaser will accept, pay for in accordance with this Agreement and receive an assignment of any Evaluated Interest(s) as to which Sellers have cured a Defect asserted prior to Closing, and as to any Evaluated Interest(s) still then subject to Defects, Purchaser, at its option, may (i) offer Seller an extension of the Cure Period on such terms and conditions as Purchaser may, in its sole discretion, elect to impose, and Sellers may accept or reject such extension; or (ii) waive the uncured Defect(s) and accept, pay for in accordance with this Agreement and receive an assignment of the affected Evaluated Interest(s) subject to such uncured Defect(s); or (iii) eliminate the affected Evaluated Interest(s) from this purchase and sale transaction and retain the previously withheld portion of the Preliminary Purchase Price related to such Evaluated Interest(s), or portion thereof, free and clear of any claim by Sellers, and thereupon any and all rights of Purchaser in or to such Evaluated Interest(s) shall terminate. During the Cure Period (as the same may be extended) and through the Defect Closing Date, with respect to any Evaluated Interest(s) subject to uncured Defects that Sellers are attempting to cure, Sellers shall remain the record and beneficial owner thereof, and AX shall continue to conduct its operations thereof or with respect thereto pursuant to the provisions of
                                       20

Article VIII and any other applicable provisions of this Agreement.

            (C) In determining what portion of an Evaluated Interest is a Defective Interest, it is the intent of the parties to include only that portion of such Evaluated Interest affected by the Defect. If the Allocated Value of a Defective Interest cannot be determined directly from Exhibit "B" because the Defective Interests constitute only a portion of, or a property or properties included within, but not totally comprising, the Evaluated Interest to which the Allocated Value relates, Purchaser and Sellers shall attempt, where feasible, in good faith to proportionately reduce the Allocated Value. Failing such agreement, then unless the matter is submitted to arbitration pursuant to
Section 4.3(E), the entire Evaluated Interest to which an Allocated Value has been assigned on Exhibit "B" of which such Defective Interest(s) form a part shall be excluded from the Evaluated Interests to be purchased by Purchaser hereunder and the Preliminary Purchase Price shall be reduced by an amount equal to the entire Allocated Value of the affected Evaluated Interest.

            (D) If Purchaser asserts a Defect under Section 4.3(A), Purchaser and AX shall promptly meet in an attempt to resolve any disagreement that Sellers may have with the assertion of such Defect. If prior to the Closing Date, or the Defect Closing Date, as applicable, (i) Purchaser and Sellers in good faith are not able to resolve their disagreement with respect to a Defect asserted by Purchaser, or (ii) there remains any unresolved dispute as to whether a Defect (mutually agreed to be a Defect) has been cured, or (iii) there remains any unresolved dispute with respect to the effect of Sellers' curative efforts with respect to any Defect (mutually agreed to be a Defect), then unless the matter is submitted to arbitration pursuant to Section 4.3(E), the entire Evaluated Interest affected by the Defect shall be excluded from the Assets in accordance with Section 4.3(B) and the Preliminary Purchase Price will be reduced by an amount equal to the entire Allocated Value thereof; provided, however, if Purchaser and Sellers agree to an amount by which the Allocated Value of the affected Evaluated Interest has been reduced owing to the Defect(s) that is less than the entire Allocated Value thereof, then the Preliminary Purchase Price shall be reduced by such lesser amount in accordance with Section 4.3(B) and Sellers shall assign to Purchaser, without warranty of title, the affected Evaluated Interest.
                                       21

            (E) If Sellers disagree with Purchaser's assertion of a Defect and the matter is not resolved pursuant to the procedures set forth in Section 4.3(D), then upon written demand by either AX, on behalf of Sellers, or Purchaser, Purchaser's and Sellers' disagreement shall be submitted to binding arbitration. Unless otherwise agreed to by the parties, such disagreement shall be submitted to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The parties shall meet and attempt to appoint a single arbitrator. If the parties fail to agree upon an arbitrator within five (5) days from such demand, then the arbitrator shall be selected from the panels of the American Arbitration Association. The fees and expenses of such arbitration shall be borne by the parties in the proportions of one-half (1/2) each. Any person selected to arbitrate a dispute shall have the right to retain attorneys to advise them on matters of local law. The arbitrator shall make a decision upon the dispute within thirty (30) days after his appointment, subject to a reasonable delay due to unforeseen circumstances. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The determination of any dispute by such arbitration shall be final and binding upon Purchaser and Sellers. If the matter is not resolved prior to Closing, then pending the resolution of the matter by the arbitrator, the adjustment amount therefor to the Preliminary Purchase Price proposed by Purchaser shall be withheld from the Preliminary Purchase Price pending resolution of the matter by the arbitrator. With respect to any Evaluated Interests subject to arbitration hereunder, pending the conclusion of such arbitration, Sellers shall remain the record owner thereof, and AX shall conduct its operations thereof, or with respect thereto pursuant to the provisions of
Article VIII and any other applicable provisions of this Agreement.

            If Purchaser submits proposed adjustments pursuant to Sections 4.2, 4.3, 4.4 and 4.5 that in the aggregate exceed 5% of the Preliminary Purchase Price, and there exists a dispute over such adjustments, or a portion thereof, which, if the dispute were to be resolved in Sellers' favor, would result in reducing the aggregate amount of adjustments pursuant to Sections 4.2, 4.3, 4.4, and 4.5 to less than 5% of the Preliminary Purchase Price, then pending the conclusion of the arbitration, the condition to Purchaser's obligation to close set forth in Article X(v) shall be suspended, and while the arbitration is pending, Purchaser shall not be entitled to terminate the transaction pursuant to Section 12.1 solely because such condition remains unsatisfied. In the event the circumstances described in the preceding sentence are applicable, and Purchaser otherwise would desire to terminate the transaction because of the nonsatisfaction of the condition to its obligation to close set forth in Article X(v), no purchase and sale or other transfer of any Assets pursuant to this Agreement shall take place on the originally scheduled Closing Date. In such event, the Closing Date shall be extended to the next business day following the conclusion of the arbitration, at which time the suspension of such condition shall cease, and the Closing shall transpire unless the transaction is terminated at such time by either party having a right to do so pursuant to Article XII.

            (F) Sellers, by written notice to Purchaser delivered on or before the fourth business day prior to the Closing Date may request an increase to the Preliminary Purchase Price based on Sellers' demonstrating that their aggregate ownership interest in any Evaluated Interest results in an increase to Sellers' aggregate Net Revenue Interest therein (with not more than a proportionate increase to Sellers' Working Interest in such Evaluated Interest) or a decrease to Sellers' Working Interest therein (without a decrease to Sellers' aggregate Net Revenue Interest in such Evaluated Interest) which, in either case, is not reflected in Exhibit "B". Such notice shall specify the Evaluated Interest and the effect of the discrepancy as calculated by Sellers on the Allocated Value thereof, as set forth in Exhibit "B". Any adjustment proposed by Sellers and agreed to by Purchaser under this Section 4.3(F) shall result in an increase in the Preliminary Purchase Price. Any disputes regarding any such proposed adjustment may be submitted to arbitration by either party in accordance with the procedures set forth in Section 4.3(E).

            Section 4.4. CASUALTY LOSS. Sellers shall give prompt written notice to Purchaser of the destruction prior to the Closing Date of any of the Evaluated Interests by fire, casing collapse or other casualty. If Sellers and Purchaser agree upon the estimated cost to repair such a casualty, Purchaser may elect: (i) to accept, pay for in accordance with this Agreement, and receive an assignment of the Evaluated Interest affected by the relevant casualty at the Closing, and receive a reduction of the Preliminary Purchase Price equal to the agreed upon estimate of the cost of repairing such casualty; or (ii) if the agreed upon estimate of the cost to repair the relevant casualty is, in the aggregate, greater than ten percent (10%) of the Allocated Value of the Evaluated Interest affected by such casualty, to eliminate the affected Evaluated Interest from this purchase and sale transaction and receive a reduction of the Preliminary Purchase Price in an amount equal to the Allocated Value of the affected Evaluated Interest. If Sellers and Purchaser are unable to agree upon the estimated cost to repair such a casualty, Purchaser or Sellers may elect to exclude the Evaluated Interest affected by such casualty from this purchase and sale transaction and the Preliminary Purchase Price shall be reduced by an amount equal to the Allocated Value of the affected Evaluated Interest, and if neither Purchaser nor Sellers elects to so exclude the affected Evaluated Interest, then such disagreement shall be submitted to arbitration in accordance with the procedures set forth in
Section 4.3(E).

            Section 4.5. PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGNMENT. Except as disclosed on Exhibit "C- 2", none of the Evaluated Interests are subject to preferential purchase rights or consents to assignment in favor of third parties. With respect to any such rights identified in Exhibit "C-2", and with respect to any required consents to assign any Leases, the parties agree as follows:

            (A) If a third party who has been offered an interest in an Evaluated Interest pursuant to a preferential right to purchase elects prior to Closing to purchase such Evaluated Interest pursuant to the aforesaid offer and Sellers receive written notice of such election prior to the fourth business day prior to the Closing Date, the Evaluated Interest or part thereof so affected will be eliminated from this purchase and sale transaction as a Defective Interest and the Preliminary Purchase Price will be reduced by the Allocated Value of such Evaluated Interest or part thereof under Section 4.3 hereof. If as of the fourth business day prior to the Closing Date, a third party has neither exercised nor waived its right to purchase an interest in an Evaluated Interest subject to a preferential right to purchase (and such right has not expired by such date), then such Evaluated Interest shall not be purchased by or conveyed to Purchaser at Closing and the Allocated Value thereof shall be withheld from the Preliminary Purchase Price. If such right is exercised before the end of the Cure Period, the Evaluated Interest affected thereby shall be eliminated from this purchase and sale transaction and Purchaser shall retain the previously withheld portion of the Preliminary Purchase Price related thereto, free and clear of any claim by Sellers, and thereupon any and all right of Purchaser in or to such Evaluated Interests shall terminate. If such right has been neither exercised nor waived as of such date (and such right has not expired by such date), then Purchaser may elect to treat the Evaluated Interest affected thereby as a Defective Interest in accordance with
Section 4.3(B). During such time, Sellers shall remain the record owner of the affected Evaluated Interest; provided, however, that if requested by Sellers and furnished with acceptable indemnity, Purchaser will assume operations of any such Evaluated Interest for Sellers pursuant to a contract operating agreement containing such terms and conditions as are mutually agreed upon by the parties.

            (B) Sellers shall use their reasonable commercial efforts to obtain all consents to assignment of the Evaluated Interests prior to the Closing. If a lessor or other third party who has the right to consent to the assignment of an Evaluated Interest or part thereof refuses such consent prior to the fourth business day prior to the Closing Date, Sellers will promptly notify Purchaser and the Evaluated Interest or part thereof so affected will be eliminated from the purchase and sale transaction and the Preliminary Purchase Price will be reduced by the Allocated Value of such Evaluated Interest or part thereof under
Section 4.3 hereof. If a request for a consent to assign is outstanding as of the fourth business day prior to the Closing Date, such circumstance shall constitute a Title Defect and the portion of the Preliminary Purchase Price allocated to the affected interest or part thereof shall be withheld from the Preliminary Purchase Price and thereafter the parties' rights and obligations with respect thereto shall be as set forth in Section 4.3(B). During the Cure Period, Sellers shall (i) continue to use their reasonable commercial efforts to obtain all consents to assignment as promptly after Closing as is possible and
(ii) remain the record owner of the affected Evaluated Interest; provided, however, that if requested by Sellers and furnished with acceptable indemnity, Purchaser will assume operations of any such Evaluated Interest for Sellers pursuant to a contract operating agreement containing such terms and conditions as are mutually agreed upon by the parties.

            (C) Nothing in this Agreement shall be construed as an attempt or agreement to assign any Basic Document (other than a Lease) or claim as to which a required third party consent to assignment cannot be obtained. If, however, following the Closing, there is any Basic Document (other than a Lease), which would have been included in the Assets had the required consent been obtained, or any such Basic Document for which consent to the assignment thereof cannot be obtained, Sellers and Purchaser agree to take such action as may be reasonably requested by Purchaser or Sellers, as applicable, to the extent permitted by applicable law, as may be necessary in order for Purchaser to obtain the benefit and/or assume the obligations thereunder; provided, however, in no event will Sellers be obligated to bear any unreasonable costs or initiate any legal proceedings. Subject to the foregoing, such actions may include Sellers' designation of Purchaser as Sellers' subcontractor, agent, or representative for purposes of performing such Basic Document and Sellers' collection of monies due under such contracts and payment of the same promptly over to Purchaser.

            (D) The parties recognize that a portion of certain of the Evaluated Interests is subject to the burden of a net profits interest granted to American Net Profits Partnership-VII, Ltd. ("APPL-VII") pursuant to a Conveyance of Net Profits Overriding Interest granted by AX and dated effective June 1, 1989. The parties further recognize that such burdened portion cannot be assigned and conveyed hereunder without the consent of the limited partner in APPL-VII which, as of the date hereof, has not been requested. Notwithstanding any other provision of this Agreement, the parties agree that any failure to obtain such consent (or, in the alternative, consent of such limited partner to the sale by APPL-VII to Purchaser of such net profits interest) shall not constitute a breach by Sellers hereunder or result in the failure of any condition precedent to Purchaser's obligations to close hereunder; provided, however, that the failure to obtain any such consent shall cause the entirety of the affected portion of the Evaluated Interests to be a Defective Interest; and provided further, however, that the obtaining of consent from the limited partner to assign and convey such portion of the Evaluated Interests subject to the burden of such net profits interest shall not diminish Purchaser's right to assert that the affected Evaluated Interests are Defective Interests on account of such net profits interest, and except that in either case, any resulting adjustment to the Preliminary Purchase Price on account thereof shall not be considered for purposes of Article X(v) or Article XI(v). If such Defective Interest is eliminated from this purchase and sale transaction, AX and Purchaser will enter into a mutually agreeable joint operating agreement based on Model Form 610 Operating Agreement -- 1982 and COPAS Accounting Procedure -- 1984 naming Purchaser as Operator and containing a COPAS overhead reimbursement provision reasonable for the Contract Area covered thereby.

                                   ARTICLE V.

                     ASSUMPTION OF OBLIGATIONS; INDEMNITIES

            Section 5.1. PURCHASER.

            (A) Purchaser, as owner of the Assets acquired on the Closing Date, shall, by the consummation of the transactions contemplated by this Agreement, assume and be bound by, effective as of the Effective Date, all of the terms, conditions and covenants contained in the Basic Documents (including any Basic Document that becomes subject to the provisions of Section 4.5(C) above) and assume and timely discharge all duties and obligations of the owner of the Assets that are conveyed to Purchaser at Closing and that accrue or arise from and after the Effective Date, including without limitation all obligations with respect to the abandonment of wells, the abandonment of the Operating Equipment and site restoration, pursuant to the terms of any Basic Document or as otherwise required by any applicable law, rule, regulation or ordinance of any applicable governmental authority, and Purchaser does hereby agree to defend, save harmless and indemnify Sellers and their respective affiliates, directors, officers, employees, stockholders and partners, as appropriate, from any and all damages, claims, costs, expenses (including reasonable attorneys' fees and disbursements, and reasonable attorneys' fees and disbursements incurred in enforcing such indemnification obligation to the extent such enforcement efforts are successful), liabilities, losses, or causes of action (hereinafter "LOSS") arising from (i) the ownership after the Effective Date of, or operations after the Effective Date on, the Assets transferred pursuant to this Agreement, (ii) the physical condition of the Assets transferred pursuant to this Agreement,
(iii) subject to the limitations set forth in Section 14.8, the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or any instrument executed in connection herewith, (iv) any demands, claims or litigation that may be instituted by Purchaser's security holders, creditors or employees arising out of or related to the transactions contemplated herein, (v) Sellers' acting as Purchaser's subcontractor, agent, or representative for purposes of performing any Basic Document pursuant to Section 4.5(C) above, or (vi) injury to or death of any person, persons, or other living things, or loss or destruction of property, resulting directly or indirectly from Purchaser's performance of Environmental Remedial Work under Section 5.1(B).
                                       27

            (B) Purchaser shall further defend, save harmless and indemnify Sellers and their respective affiliates, directors, officers, employees, stockholders and partners, as appropriate, from all Loss (exclusive of any amounts by which the Preliminary Purchase Price is reduced pursuant to Section 4.2) arising from (i) any claims (including without limitation third party claims for personal injury or real or personal property damage, nuisance or abatement claims and so-called "toxic tort" claims), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, losses, liabilities (including sums paid in settlement of claims), interest or costs, including reasonable attorneys' fees and disbursements (including reasonable attorneys' fees and disbursements incurred in enforcing such indemnification obligation to the extent such enforcement efforts are successful), reasonable consultant fees, and reasonable expert fees sought from or asserted against any Seller in connection with the presence or suspected presence of any Hazardous Substance, whether in the air, soil, surface water or groundwater, attributable to any Release (accidental or otherwise) from or onto any Asset transferred pursuant to this Agreement ("ENVIRONMENTAL CONTAMINATION"), regardless of when the same commenced or occurred, to the extent any such claim is asserted (x) after December 31, 1995 or (y) on or before December 31, 1995, but involves an amount not exceeding $100,000 and (ii) without limiting the generality of the foregoing, costs, including capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of any Environmental Contamination in, on, or relating to the Assets transferred pursuant to this Agreement ("ENVIRONMENTAL REMEDIAL WORK") that results from a claim of Environmental Contamination for which Purchaser is obligated to defend, save harmless and indemnify Sellers pursuant to this Section 5.1(B). The performance of Environmental Remedial Work pursuant to this Section 5.1(B) will be by Purchaser, in the name of Purchaser. Purchaser will obtain all necessary licenses, manifests, permits and approvals to perform such work. All such Environmental Remedial Work, and the disposal of all Hazardous Substances or other wastes generated by such Environmental Remedial Work, will be performed in accordance with applicable Environmental Laws.

                                       28

            (C) Without limiting its obligations under any other provision of this Agreement, as between Sellers and Purchaser, Purchaser shall be solely and completely responsible for responding to and complying with any administrative order, request or demand relating to potential or actual Environmental Contamination in, on, or relating to the Assets transferred pursuant to this Agreement that results in a third party claim for which Purchaser is obligated to defend, save harmless and indemnify Sellers pursuant to Section 5.1(B), whether such order, request or demand names Sellers, or any Seller alone, or names one or more Sellers and Purchaser. The responsibility conferred under this
Section 5.1(C) includes but is not limited to responding to such orders on behalf of Sellers and defending against any assertion of any Seller's financial responsibility or individual duty to perform under such orders. Purchaser shall assume, pursuant to Section 5.1(B) above, any liabilities or responsibilities that are assessed against any Seller in any action described under this Section 5.1(C), provided that Purchaser has received timely notice of such action and has had the reasonable opportunity to defend such action.

            (D) Without limiting its obligations under any other provision of this Agreement, Purchaser shall be solely and completely responsible for responding to and defending against any claims by any third party, including but not limited to, former or future owners, operators, lessees or occupants or their employees, or other owners, operators, lessees or occupants of lands adjoining or near the Lands, for response or remedial actions in, on, or relating to the Assets transferred pursuant to this Agreement or for the costs of any such actions that the third-party claimant has undertaken, whether such claim names Sellers, or any Seller alone, or one or more Sellers and Purchaser, provided such claim is asserted after December 31, 1995 or, if asserted on or before such date, involves an amount not exceeding $100,000. Purchaser shall assume, pursuant to Section 5.1(B) above, any liability or responsibility assessed against any Seller in any claim or action described in this Section 5.1(D), provided that Purchaser has received timely notice of such action and has had the reasonable opportunity to defend such action.

            Section 5.2. SELLERS.

            (A) Each Seller, severally to the extent of its Pro Rata Share, shall defend, save harmless and indemnify Purchaser and its affiliates, directors, officers, employees,
                                       29

stockholders and partners, as appropriate, from all Loss arising from (i) injury to or death of any person, persons, or other living things, or loss or destruction of property, resulting directly or indirectly from Sellers' remediation of an Environmental Claim pursuant to Section 4.2(D) and Sellers' performance of Environmental Remedial Work under Section 5.2(B), to the extent that any claim for which indemnification is sought under this Section 5.2(A)(i) is asserted prior to the expiration of six (6) months after the relevant Environmental Claim is remediated or the relevant Environmental Remedial Work is completed, as applicable, (ii) the gross negligence or willful misconduct of any Seller in connection with operations on the Assets between the Effective Date and the Closing Date, to the extent that Purchaser has not received a reduction in the Preliminary Purchase Price hereunder with respect thereto, and subject to the limitations set forth in Section 14.8, (iii) the ownership prior to the Effective Date of, or operations prior to the Effective Date on, the Assets transferred pursuant to this Agreement, including without limitation the litigation described in Exhibit "C-3", (iv) subject to the limitations set forth in Section 14.8, the breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or any instrument executed in connection herewith, (v) subject to the limitations set forth in Section 14.8, the actions of Sellers in connection with the creation, maintenance, and operation between the Effective Date and the Closing Date of the suspense accounts transferred to Purchaser pursuant to Section 9.3, or (vi) any demands, claims or litigation that may be instituted by any such Seller's security holders, creditors or employees arising out of or related to the transactions contemplated herein.

            (B) Each Seller, severally to the extent of its Pro Rata Share, shall further defend, save harmless and indemnify Purchaser and its affiliates, directors, officers, employees, stockholders and partners, as appropriate, from all Loss arising from (i) any claims (including without limitation third party claims for personal injury or real or personal property damage, nuisance or abatement claims and so-called "toxic tort" claims), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, losses, liabilities (including sums paid in settlement of claims), interest or costs, including reasonable attorneys' fees and disbursements (including reasonable attorneys' fees and disbursements incurred in enforcing such indemnification obligation to the extent such enforcement efforts are successful), reasonable consultant fees, and reasonable expert fees sought from or asserted against Purchaser in connection with Environmental Contamination, to the extent any such claim (w) is asserted by a third party, including but not limited to, former or future owners, operators, lessees or occupants or their employees, or other owners, operators, lessees or occupants of lands adjoining or near the Lands, (x) involves an amount exceeding $100,000, (y) is asserted on or before December 31, 1995, and (z) relates to Environmental Contamination that commenced or occurred prior to the Effective Date and (ii) without limiting the generality of the foregoing, costs, including capital, operating and maintenance costs, incurred in connection with Environmental Remedial Work that results from a claim of Environmental Contamination for which Sellers are obligated to defend, save harmless and indemnify Purchaser pursuant to this Section 5.2(B); provided, however, that Sellers shall have no obligation to indemnify Purchaser or its affiliates, directors, officers, employees, stockholders or partners pursuant to this
Section 5.2(B) unless AX, on behalf of Sellers, has received timely notice of such third party claims or actions and has had the reasonable opportunity to defend such claims or actions. The performance of Environmental Remedial Work pursuant to this Section 5.2(B) will be by Sellers, in the name of Sellers. Sellers will obtain all necessary licenses, manifests, permits and approvals to perform such work. All such Environmental Remedial Work, and the disposal of all Hazardous Substances or other wastes generated by such Environmental Remedial Work, will be performed in accordance with applicable Environmental Laws.

            (C) Without limiting its obligations under any other provision of this Agreement, as between Sellers and Purchaser, Sellers shall be solely and completely responsible for responding to and complying with any administrative order, request or demand relating to potential or actual Environmental Contamination in, on, or relating to the Assets that results in a third party claim for which Sellers are obligated to defend, save harmless and indemnify Purchaser pursuant to Section 5.2(B), whether such order, request or demand names Purchaser alone, or names one or more Sellers and Purchaser. The responsibility conferred under this Section 5.2(C) includes but is not limited to responding to such orders on behalf of Purchaser and defending against any assertion of Purchaser's financial responsibility or individual duty to perform under such orders. Sellers shall assume, pursuant to Section 5.2(B) above, any liabilities or responsibilities that are assessed against Purchaser in any action described under this Section 5.2(C), provided that AX, on behalf of Sellers, has received timely notice of such action and has had the reasonable opportunity to defend such action.

            Section 5.3. NOTICE OF CLAIMS; DEFENSE; SETTLEMENT. Upon the discovery by any party entitled to indemnification under any provision of this Agreement of facts giving rise to a claim for indemnification hereunder, including the receipt by any such party of notice of any claim, demand, action, cause of action, suit, or controversy, judicial or otherwise, by any third party, the party entitled to indemnification shall give prompt written notice of any such claim to AX, on behalf of Sellers, or Purchaser, as appropriate depending upon which of such parties is obligated to provide the requested indemnification; provided, however, the failure to provide any such written notice shall not relieve the indemnifying party of any indemnification obligation under this Article V except to the extent that such party has suffered actual prejudice as a direct result of such failure by the indemnified party. For purposes of this Section 5.3, the party giving notice of a claim and requesting indemnification shall be referred to as the "indemnified party," and Sellers or Purchaser, as applicable, in its capacity as the party receiving notice of a claim and from which indemnification is sought, shall be referred to as the "indemnifying party." Each such notice shall set forth the facts known to the indemnified party pertaining to the claim and shall specify the manner in which the indemnified party proposes to respond to the claim. Within ten (10) days after the receipt by the indemnifying party of such notice, the indemnifying party shall state in writing to the indemnified party: (i) whether the indemnified party may proceed to respond to the claim in the manner set forth in its notice, or (ii) whether the indemnifying party shall assume responsibility for and conduct the negotiation, defense, or settlement of the claim, and if so, the specific manner in which the indemnifying party proposes to proceed. If the indemnifying party assumes control of the claim, the indemnified party shall at all times have the right to participate in the defense thereof and to be represented, at its sole expense, by counsel selected by it. No such claim shall be compromised or settled by either the indemnifying party or the indemnified party, as applicable, in any manner that might adversely affect the interest of the other party without the prior written consent of such other party. As a condition precedent to indemnification under this Agreement, the indemnified party shall assign to the indemnifying party, and the indemnifying party shall become subrogated to, all rights, claims, and causes of action of the indemnified party against third persons arising out of or pertaining to the matters for which the indemnifying party shall provide indemnification. The amount of the indemnified party's claim for indemnification shall be reduced by the amount of any insurance or similar reimbursement paid to the indemnified party pertaining to the claim.
                                   ARTICLE VI.

                 SELLERS' REPRESENTATIONS AND WARRANTIES

            Section 6.1. REPRESENTATIONS AND WARRANTIES. Each Seller, severally as to itself with respect to the matters addressed in Sections 6.1(a) through
(g), and severally, to the extent of its Pro Rata Share, with respect to the matters addressed in Sections 6.1(h) through (t), represents and warrants to Purchaser as of the date hereof (except as specifically provided otherwise, below) and will so represent and warrant to Purchaser on the Closing Date as follows:

      (a) ORGANIZATION AND AUTHORITY. AX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in the State of Texas. Each Other Seller is a general or limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. AX has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. At the Closing Date, each Other Seller will have all requisite partnership power and authority to enter into this Agreement and the other documents and agreements contemplated hereby and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The execution and delivery of this Agreement, the execution and delivery of all certificates, documents and instruments required to be executed and delivered by AX at the Closing, and the consummation of the transactions contemplated hereby as of the Effective Date have been duly and validly authorized by all necessary action on the part of AX. At the Closing Date, the execution and delivery of this Agreement, the execution and delivery of all certificates, documents and instruments required to be executed and delivered by each Other Seller at the Closing, and the consummation of the transactions contemplated hereby as of the Effective Date will have been duly and validly authorized by all necessary action on the part of each Other Seller.

      (b) DUE EXECUTION. This Agreement has been duly executed and delivered on behalf of AX. At the Closing Date, this Agreement will have been duly executed and delivered on behalf of each Other Seller. At the Closing, all instruments required hereunder to be delivered at Closing by each Seller will have been duly authorized by such Seller and upon execution and delivery will have been duly executed and delivered by such Seller. At the Closing, all corporate or partnership action of each Seller necessary to authorize the transactions contemplated by this Agreement will have been taken by such Seller.

      (c) BINDING AGREEMENT. This Agreement constitutes the valid, legal and binding obligation of AX and is enforceable against it in accordance with its terms, subject to obtaining the consent of the AX Banks and except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles. At the Closing Date, this Agreement will constitute the valid, legal and binding obligation of each Other Seller and will be enforceable against each such Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy , insolvency and similar laws affecting creditors' rights generally, and by general equitable principles. All instruments required hereunder to be executed and delivered by each Seller at the Closing will, when executed and delivered, constitute valid, legal and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles.
                                       34

      (d) NO CONFLICT. AX's execution, delivery and performance of this Agreement does not conflict with and will not conflict with or violate and will not violate any material agreement governing AX's management, administration, organization, business or affairs, including its charter or certificate or articles of incorporation or by-laws or, subject to obtaining the consent of the AX Banks, in any material respect, any other agreements to which AX may be a party or by which any of its properties are bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to AX which would have a materially adverse effect on Purchaser or its ownership or operation of the Assets on and after the Closing Date. At the Closing Date, no Other Seller's execution, delivery and performance of this Agreement will have conflicted with or will have violated any material agreement governing such Other Seller's management, administration, organization, business or affairs, including its general partnership agreement or agreement or certificate of limited partnership or, in any material respect, any other agreements or instruments to which such Other Seller may be a party or by which such Other Seller or any of its properties are bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to such Other Seller or to the Assets, non-compliance with which would have a materially adverse effect on Purchaser or its ownership or operation of the Assets on and after the Closing Date.

      (e) NO BREACH OR DEFAULT. Subject to obtaining the consent of the AX Banks, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute a breach of, or an event of default under, any contract or agreement to which AX is a party; nor will the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (i) subject to obtaining the consent of the AX Banks, result in the creation of any lien or encumbrance on any of the Assets or (ii) result in any liability to Purchaser under the terms of any contracts or agreements of employment to which AX is a party. At the Closing Date, neither the execution and delivery of this
                                       35

            Agreement nor the consummation of the transactions contemplated hereby will have constituted a breach of, or an event of default under, any contract or agreement to which any Other Seller is a party; nor will the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby result in the creation of any lien or encumbrance on any of the Assets or any liability to Purchaser under the terms of any contracts or agreements of employment to which any such Other Seller is a party.

      (f) BANKRUPTCY. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the best knowledge of each Seller, threatened against such Seller.

      (g) BROKERS' FEES. No Seller has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any responsibility whatsoever.

      (h) REGULATORY MATTERS. Except as disclosed on Exhibit "C-1", Sellers have complied in all material respects with all laws, rules, regulations, ordinances, codes, orders, licenses, and permits relating to the Assets (except Environmental Laws, which are covered in Section 6.1(q)), including, without limitation, labor, civil rights, occupational safety and health, and antitrust laws. Except as disclosed on Exhibit "C-1", Sellers have not violated any applicable laws relating to, or regulations, rules or orders promulgated by the Federal Energy Regulatory Commission or any other federal or state regulatory agency, or any of their predecessor agencies, which might materially adversely affect in any respect any Evaluated Interest, or the production therefrom.

      (i) PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGNMENT. Except as disclosed on Exhibit "C-2", and except such agreements with respect to which all necessary waivers of preferential purchase rights or consents to assignment have already been obtained, the Evaluated Interests are not subject to any agreements containing preferential purchase
                                       36

            rights or consent to assignment provisions that must be complied with prior to the assignment of the Evaluated Interests to Purchaser.

      (j) LITIGATION. Except as disclosed on Exhibit "C-3", there is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency nor, to the best knowledge of Sellers threatened, which has resulted or would result in a material impairment or loss of Sellers' title to any Evaluated Interest or which would materially impede the operation of any such Evaluated Interest, or which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      (k) TAXES. Except as disclosed on Exhibit "C-4", all ad valorem, property, production, excise, severance and similar taxes and assessments payable with respect to the Evaluated Interests and based on or measured by the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom have been and will be timely paid in all respects.

      (l) LEASES AND WELLS. Except as disclosed on Exhibit "C-5", to the best knowledge of Sellers, each of the Leases is in full force and effect. To each Seller's best knowledge, no Seller is in material breach or material default, nor has there occurred any event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a breach or default by any Seller, with respect to any of its obligations under any Lease. Except as disclosed on Exhibit "C-5", Sellers have made, or caused to be made, all payments, including royalties, delay rentals, shut-in well payments, and other lease maintenance payments, due in respect of the Leases thereunder. To each Seller's best knowledge, no other party owning an interest in any Lease is in material breach or material default with respect to any of its obligations thereunder. Except on disclosed on Exhibit "C-3", no lessor under any Lease has given or, to each Seller's best knowledge, threatened to give notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Lease or any

                                       37

            provisions thereof. Except as disclosed on Exhibit "C-5", (i) all of the wells included in the Assets have been drilled, completed and operated within the boundaries of the Leases or Evaluated Interests or within the limits otherwise permitted by contract, pooling or unit agreement, and by law and in compliance with the provisions of the relevant Basic Documents and all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof; and
            (ii) the production of oil and gas therefrom has not been in excess of the allowable production allocated to such well. The wells described on Exhibit "B" are the only wells located on the Leases and Lands.

      (m) MARKETING. Except as disclosed on Exhibit "C-6", no amounts of Hydrocarbons produced from the Evaluated Interests are subject to a sales contract (except for contracts terminable without penalty on not more than 30 days notice), and except as may be contained in any document described on Exhibit "C-6", no person has any call upon, option to purchase or similar rights under any agreement with respect to the Evaluated Interests or to the production therefrom. Sellers have not in any respect collected, nor will Sellers in any respect collect, any proceeds from the sale of Hydrocarbons produced from the Evaluated Interests that are subject to refund except as disclosed on Exhibit "C-6". As of the Effective Date, proceeds from the sale of oil, condensate and gas from the Evaluated Interests (including payments in accordance with Article IV of the Sonora Gas Contract) were being received in all respects by Sellers in a timely manner and were not being held in suspense for any reason, except as disclosed on Exhibit "C-5". Sellers have not been nor will Sellers be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a "take or pay" clause, or under any production payment, gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Evaluated Interests at some future time without receiving full payment therefor at the time of delivery, except as disclosed on Exhibit "C-6".
                                       38

            Except as disclosed on Exhibit "C-6", there are no material gas imbalances as between any Seller and any third party with respect to operations relating to the Evaluated Interests.

      (n) BASIC DOCUMENTS. To the best of Sellers' knowledge, all material Basic Documents are described on Exhibit "C-5". Except as disclosed on Exhibit "C-5", with respect to the Basic Documents: (i) all Basic Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles; (ii) to each Seller's best knowledge, no Seller is in material breach or material default, nor has there occurred any event, fact or circumstance that, with the lapse of time or giving of notice, or both, would constitute such a breach or default by any Seller, with respect to any of its obligations under any Basic Document; and (iii) neither Sellers nor, to the best of Sellers' knowledge, any other party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof.

      (o) UNIT, POOLING AND COMMUNITIZATION AGREEMENTS. With respect to any unit agreements, pooling agreements and communitization agreements creating interests constituting the Evaluated Interests: (i) Sellers have in all respects fulfilled all requirements for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law, rule or regulation) the Leases or other documents granting or governing the operation or maintenance of the Evaluated Interests, and each Seller is fully qualified to own, hold and exercise such rights under such Leases or other documents; and (ii) there are no express contractual obligations to drill additional wells or to engage in other express development operations, except for obligations arising under offset well provisions and

                                       39

            obligations arising under provisions of unit operating agreements that allow the parties thereto to elect whether or not they will participate; however, there are no current proposals to drill such wells except as disclosed on Exhibit "C-7".

      (p) OPERATING AGREEMENTS. With respect to the joint, unit or other operating agreements relating to the Evaluated Interests: (i) except as disclosed on Exhibit "C-7", there are no outstanding calls or payments under authorities for expenditures ("AFE'S"); (ii) Sellers have listed on Exhibit "C-7" the status of all material operations by less than all parties to the extent that such has an effect upon Seller's interests in the Evaluated Interests; and (iii) except as disclosed on Exhibit "C-7", there are no operations under the operating agreements with respect to which Sellers have become non-consenting parties.

      (q) ENVIRONMENTAL MATTERS. (1) Except as disclosed on Exhibit "C-8": (i) Sellers have obtained or caused to have been obtained all permits, licenses and other authorizations that are required under federal, state and local laws with respect to pollution or protection of the environment relating to the Assets, including laws relating to actual or threatened emissions, discharges, or releases of pollutants, contaminants, or Hazardous Substances or other toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances or other toxic materials or wastes ("ENVIRONMENTAL LAWS"), and all such permits, licenses, and other authorizations are currently in full force and effect; (ii) Sellers and the Evaluated Interests are in compliance in all material respects with all Environmental Laws and all terms and conditions of such permits, licenses and authorizations; and (iii) there has been no Release, and no threat of a Release, of any Hazardous Substances arising from, based upon, associated with, or related to any Seller's use, ownership, or operation of the Assets, except for matters that have been remedied and have no
                                       40

            continuing material adverse effect upon any Seller or the Assets; and (iv) to each Seller's best knowledge, there has been no Release, and no threat of a Release of any Hazardous Substances arising from, based upon, associated with, or related to the use, ownership, or operation of the Assets by any of Sellers' predecessors in title, except for matters that have been remedied and have no continuing material adverse effect upon any Seller or the Assets.

                  (2) Except as disclosed on Exhibit "C-8", no Seller has
            received a written notice of a claim that: (i) such Seller has violated, or is about to violate, any Environmental Law; (ii) there has been a Release, or there is a threat of a Release, of Hazardous Substances on, to, or from the Assets for which such Seller is or may be liable to any third party for injury to or death of any person, persons, or other living things, or damage to or loss or destruction of property; (iii) such Seller may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing, or responding to a Release or a threat of a Release of Hazardous Substances; or (iv) the Assets are subject to a lien in favor of any governmental entity for any liability, costs, or damages under any Environmental Laws arising from, or any costs incurred by such governmental entity in response to, a Release of Hazardous Substances.

      (r) PLUGGING AND ABANDONMENT. No well identified in Exhibit "B" as of the Effective Date has been AFE'ed for permanent plugging and abandonment.

      (s) DISBURSEMENT OF PROCEEDS. Except proceeds attributable to the Evaluated Interests being held in suspense in accordance with prudent industry practice, all of such proceeds of production have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.

      (t) CERTAIN AGREEMENTS; PAYOUTS. Except as set forth in Exhibit "C-9", no Evaluated Interest is subject to any area of mutual interest agreement, or any
                                       41

            farm-out or farm-in agreement pursuant to which Purchaser may be obligated to make assignments after the Effective Date. Except as set forth on Exhibit "C-9", no Evaluated Interest is subject to any tax partnership. Where Exhibit "C-9" shows an Evaluated Interest described therein to be subject to change at "Payout", or similar designations, such change will occur upon the recovery from the proceeds or production from such Evaluated Interest of a sum of money set forth in Exhibit "C-9" as the "PAYOUT AMOUNT".

            Section 6.2. DISCLAIMER OF WARRANTIES. THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE TO BE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE ASSETS OR THEIR FITNESS FOR ANY PURPOSE, AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE, WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED PURCHASER IN CONNECTION WITH THE EVALUATED INTERESTS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE EVALUATED INTERESTS OR THE ABILITY OF THE EVALUATED INTERESTS TO PRODUCE HYDROCARBONS. PURCHASER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER 17, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED BUSINESS & COMMERCIAL CODE.

                                  ARTICLE VII.

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

            Purchaser represents and warrants to Sellers as of the date hereof and will so represent and warrant to Sellers on the Closing Date as follows:

      (a) ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified and in good standing in the State of Texas. Purchaser has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby and to perform its

                                       42

            obligations under this Agreement and the other documents and agreements contemplated hereby. The execution and delivery of this Agreement, the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Purchaser at the Closing, and the consummation of the transactions contemplated hereby as of the Effective Date have been duly and validly authorized by all necessary action on the part of Purchaser.

      (b) DUE EXECUTION. This Agreement has been duly executed and delivered on behalf of Purchaser. At the Closing, all instruments required hereunder to be delivered at Closing by Purchaser will have been duly authorized by Purchaser and upon execution and delivery will be duly executed and delivered by Purchaser. At the Closing, all corporate action of Purchaser necessary to authorize the transactions contemplated by this Agreement will have been taken by Purchaser.

      (c) BINDING AGREEMENT. This Agreement constitutes the valid, legal and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles. All instruments required hereunder to be executed and delivered by Purchaser at the Closing will, when executed and delivered, constitute valid, legal and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles.

      (d) NO CONFLICT. Purchaser's execution, delivery and performance of this Agreement do not and will not conflict with or violate any material agreement governing Purchaser's management, administration, organization, business or affairs, including its certificate of incorporation or by-laws or, in any material respect, any other agreements or instruments to which Purchaser may be a party or by which Purchaser or any of its properties are

                                       43

            bound, or any material law, administrative regulation or rule or court order, judgment or decree applicable to Purchaser.

      (e) NO BREACH OR DEFAULT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute a breach of, or an event of default under, any contract or agreement to which Purchaser is a party; nor will the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby result in any liability to Seller under the terms of any contracts or agreements of employment to which Purchaser is a party.

      (f) BANKRUPTCY. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the best knowledge of Purchaser, threatened against Purchaser.

      (g) BROKERS' FEES. Purchaser has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Seller shall have any responsibility whatsoever.

                                  ARTICLE VIII.

                      SELLERS' OBLIGATIONS PRIOR TO CLOSING

            Section 8.1. OPERATIONS PRIOR TO CLOSING. Except as otherwise consented to in writing by Purchaser or provided in this Agreement, from the date hereof to the Closing, Sellers shall cause the Assets to be maintained and operated in a good and workmanlike manner consistent with prudent oil and gas practices. Subject to the provisions of Section 8.2 and Section 13.8, Sellers shall pay or cause to be paid all costs and expenses incurred in connection therewith until the Closing Date. Except as provided for elsewhere in this Agreement, Sellers shall not directly or indirectly convey to a third party, or reserve or retain, any recorded or unrecorded interest in any of the Leases, and Sellers shall not convey to a third party, or reserve or retain, any recorded or unrecorded executory rights.
                                       44

            Section 8.2. RESTRICTIONS ON OPERATIONS.

            (A) Except as otherwise consented to in writing by Purchaser or provided in this Agreement, from the date hereof until the Closing Date, Sellers shall (or, with respect to non-operated wells, shall use their reasonable commercial efforts to cause the operator of such wells to): (i) not abandon any well on any Lease, or release or abandon all or any part of the Evaluated Interests, or release or abandon all or any portion of any Lease; (ii) not develop, maintain or operate the Evaluated Interests in a manner materially inconsistent with prior operations; (iii) not commence any operation on any Evaluated Interest anticipated to cost in excess of $25,000 per operation net to Sellers' aggregate interests (except emergency operations, operations required under presently existing contractual obligations and the on-going commitments under the AFE's described on Exhibit "C- 7"); (iv) not create or suffer to exist any lien, security interest or other encumbrance with respect to any Evaluated Interest (except for Permitted Encumbrances); (v) not enter into any agreement for the sale, disposition or encumbrance of any Asset; (vi) not dedicate, sell, encumber or dispose of any oil and gas production attributable to the Assets except in the ordinary course of business; (vii) not agree to any material alterations in the Basic Documents and not enter into any new contracts relating to the Assets (except for contracts terminable without penalty to Sellers on not more than 30 days notice); (viii) maintain in force all insurance policies covering the Assets that are presently in force; (ix) pay or cause to be paid all costs and expenses incurred in connection with the Assets before they become delinquent; (x) perform all material obligations of Sellers under the Basic Documents and maintain in all material respects the Assets in a manner consistent with prior operations; (xi) exercise due diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential data included in the Assets or relating in any way to the Evaluated Interests; (xii) furnish Purchaser with copies of all AFE's on material operations commenced, but not completed, prior to the Effective Date; (xiii) as to AX, not voluntarily relinquish its position as operator with respect to any of the Evaluated Interests; (xiv) use their reasonable efforts to promptly notify Purchaser of any notice or threatened notice of which any Seller actually becomes aware relating to any default, inquiry into any possible default, or action to alter, terminate, rescind, repudiate, or procure a judicial reformation of any Lease or other Basic Document or any provision thereof; and (xv) use their reasonable

                                       45

efforts to promptly notify Purchaser of any new suits, actions, or other proceedings before any court, arbitrator, or governmental agency, and any causes of action that relate to the Assets and that may materially impair the value of the Assets.

            (B) From and after the date of this Agreement until Closing Sellers shall: (i) arrange (or, where AX is not the operator, endeavor to arrange) for such persons as Purchaser may designate to have access to the Evaluated Interests for inspection thereof at the sole cost, risk and expense of Purchaser; (ii) identify and endeavor to obtain any and all necessary consents, waivers (including waivers of preferential purchase rights), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Evaluated Interests to Purchaser; (iii) afford Purchaser the right to approve in advance all letters and other documents sent to any third party concerning consents and preferential rights of such third party to purchase any portion of the Evaluated Interests or prohibit the sale thereof to Purchaser; (iv) file or cause to be filed all reports required to be filed with governmental authorities relating to the Evaluated Interests; (v) consult with Purchaser from time to time, upon Purchaser's request, concerning the operation and development of the Evaluated Interests and Sellers' compliance with their covenants and agreements hereunder; (vi) maintain their respective organizational statuses as corporations or general or limited partnerships; and
(vii) maintain their relationships with all suppliers, customers and others having business relationships with Sellers with respect to the Evaluated Interests so that such relationships will be preserved for Purchaser on and after the Closing Date.
                                   ARTICLE IX.

                      ADDITIONAL AGREEMENTS OF THE PARTIES

            Section 9.1. BOOKS AND RECORDS.

            (A) By not later than ten (10) business days after the Closing Date, Sellers shall cause all Basic Documents and Records to be delivered to, and in the possession of, Purchaser. Sellers shall be allowed to copy and retain at their expense such Basic Documents and Records as they may deem necessary or appropriate. Sellers will allow Purchaser at Purchaser's expense to copy or transfer information from computer tapes, discs and data in the possession of Sellers
                                       46

relating to the Records, including land, revenue, royalty, expenditure and other accounting records as will be necessary to enable Purchaser to set up its own records with respect to the Leases and the Evaluated Interests, subject to the same restrictions provided herein with respect to the Records. Notwithstanding the foregoing, Sellers and Purchaser acknowledge and agree that their lease records, tax, financial and accounting personnel will be meeting to discuss the most expeditious means of assuring a smooth transition of ownership of the Assets and that any agreement of these personnel will take precedence over and supersede any other agreement contained herein with respect to delivery or possession of Records that may pertain to lease records, tax, financial and accounting matters.

            (B) With respect to all files, Records, Basic Documents, information and data delivered to Purchaser by Sellers pursuant to this Agreement or otherwise delivered by Sellers to Purchaser (all such items being referred to hereafter in this Article IX as "INFORMATION"), Purchaser agrees that AX may have access to all such Information at reasonable times during normal business hours at Purchaser's offices and that AX at AX's sole cost and expense may make copies of such Information. Purchaser agrees that if Sellers inadvertently deliver Information to Purchaser which does not relate to the Evaluated Interests and Purchaser discovers such mistake or if AX notifies Purchaser of such mistake, Purchaser shall return such Information to AX at AX's expense. Furthermore, Purchaser agrees to maintain such Information for a period of three years after the end of the calendar year to which such Information relates in order to have such Information available to AX for accounting, tax and legal purposes.

            (C) With respect to any geological and geophysical data that relate (but do not relate exclusively) to the Evaluated Interests, such data shall not constitute Records, nor be delivered to Purchaser at the Closing; provided, however, that Sellers agree that after the Closing Purchaser may have access to all such data at reasonable times during normal business hours at AX's offices and that Purchaser at Purchaser's sole cost and expense may make copies of such data, subject to obtaining the waiver of any confidentiality restrictions existing for the benefit of third parties.

            Section 9.2. SAFEGUARDING INFORMATION. Purchaser shall exercise due diligence in safeguarding and maintaining secure all Information in the possession of Purchaser relating to the Evaluated Interests. If the transactions contemplated by this Agreement are not consummated, Purchaser shall return to AX all of the Information that Sellers have delivered to Purchaser hereunder. If certain of the Evaluated Interests are not conveyed to Purchaser by reason of Defects or otherwise, Purchaser shall return to AX all of the Information that Sellers have delivered to Purchaser hereunder that relates to the portions of the Evaluated Interests which are not conveyed.

            Section 9.3. CONFIDENTIALITY OF INFORMATION. If the transactions contemplated by this Agreement are consummated, the Confidentiality Agreement will be deemed amended, without further act or evidence, to exclude from "Evaluation Material", as such term is defined therein, all Information relating to the Assets delivered to Purchaser by Sellers pursuant to this Agreement.

            Section 9.4. COMPLIANCE WITH CONDITIONS. Each party will proceed diligently to cause all the conditions to the other party's obligations to the Closing to be satisfied. If the conditions to either party's obligations to close have been satisfied, or expressly waived by such party, and such party refuses to close, such party at the option of the other party shall be deemed to have breached this Agreement.

            Section 9.5. DESIGNATION AS OPERATOR. Sellers shall cooperate with Purchaser in its efforts to ensure that Purchaser is named at the Closing Date (or as soon thereafter as is reasonably practicable) as operator of all wells that are operated by AX and to use its reasonable commercial efforts to assist Purchaser in assuming the timely operation and management of the Evaluated Interests. At the Closing Date (or as soon thereafter as is reasonably practicable), where it is possible for Sellers to control such matters, Sellers and, if required, Purchaser shall enter into amendments to the gas purchase contracts affecting the Evaluated Interests operated by AX so as to provide that Purchaser is designated as the sellers' representative under such gas contracts.

            Section 9.6. COOPERATION; CLAIMS AND DEMANDS. Purchaser and Sellers acknowledge that claims may arise relating to the Assets in which Sellers and Purchaser will have continuing interests or responsibilities. Accordingly, Sellers and Purchaser agree to cooperate fully with each other to protect and preserve all such claims and to notify each other of the existence of all such claims. Purchaser and Sellers acknowledge that, as of the Closing Date, Sellers may: (i) have unpaid joint interest accounts receivable due from joint working interest owners in the Evaluated Interests; (ii) have erroneously overpaid certain royalty interest owners who have not repaid such sums; and/or (iii) be entitled to refunds, such as ad valorem taxes, attributable to the Evaluated Interests prior to the Effective Date. Purchaser agrees to cooperate with Sellers and to assist in any proper manner to secure such moneys and to remit to Sellers any such moneys received.

            Section 9.7. SUSPENSE ACCOUNTS. By not later than the Closing Date, AX shall pay to Purchaser all amounts held in suspense by AX that relate to the Evaluated Interests conveyed at Closing together with a schedule listing all suspense accounts. Upon receipt thereof from Sellers, Purchaser shall assume responsibility for and agrees to take and apply such moneys in a manner consistent with prudent oil and gas business practices.

            Section 9.8. HSR ACT. Within seven (7) days following the date of this Agreement, Sellers (or their respective appropriate affiliates, to the extent required) and Purchaser (or its appropriate affiliate) shall file appropriate Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with respect to this Agreement and the transactions contemplated hereby. Sellers and Purchaser shall cooperate to coordinate such filings, and to make reasonable efforts to respond to any governmental request or inquiry with respect thereto. Sellers and Purchaser shall request early termination of the waiting period under the HSR Act upon the filing of the Notification and Report Form.

            Section 9.9. TRADENAMES AND TRADEMARKS. Purchaser shall, by not later than the end of the Cure Period, remove all of AX's tradenames, trademarks and other signs and symbols on the Evaluated Interests and shall not use or display such tradenames, trademarks or other signs and symbols that AX uses to identify AX in the conduct of AX's business. AX expressly reserves the sole and exclusive ownership of its tradenames and trademarks and Purchaser shall not have any right, title or interest in the tradenames and trademarks of AX.

            Section 9.10. OPERATIONS UNTIL THE CLOSING DATE. The parties agree that AX shall continue to operate the Evaluated Interests until the Closing Date, at which time AX shall deliver to Purchaser exclusive possession of the Evaluated Interests operated by AX (other than the Evaluated Interests that were at Closing excluded under Sections 4.2,

4.3 or 4.4 or subject to outstanding requests for waivers of preferential purchase rights or consents to assignment pursuant to Section 4.5).

            Section 9.11. BULK TRANSFERS LAW. Purchaser waives compliance by Sellers with the Bulk Transfers Law of Chapter 6 of the Texas Uniform Commercial Code in connection with the sale of the Assets contemplated by this Agreement. Sellers hereby agree to indemnify and hold Purchaser harmless from and against any and all Loss incurred by Purchaser as a result of such noncompliance.

            Section 9.12. GAS BALANCING. The parties recognize that as of the Effective Date there may be over and under imbalances with respect to gas production, processing, or transportation attributable to the Evaluated Interests and hereby agree that the Evaluated Interests acquired by Purchaser at Closing will be conveyed at Closing specifically subject to such imbalances, with Purchaser bearing and assuming all obligations with respect to any overproduction account or liability disclosed on Exhibit "C-6" and receiving the benefit of and being credited with any underproduction account or credit existing as of the Effective Date with respect to the Evaluated Interests. The parties agree that the overproduction accounts and liabilities disclosed on Exhibit "C-6" are Permitted Encumbrances hereunder, and, to the extent such disclosures are accurate, the existence of such overproduction accounts or liabilities shall not constitute grounds for Purchaser to assert that the Evaluated Interests affected thereby are Defective Interests. From and after the Closing, Sellers shall defend, save harmless and indemnify Purchaser, its successors and assigns, and their respective affiliates, directors, officers, stockholders and partners, as appropriate, from all Loss arising from overproduction accounts or liabilities, existing as of the Effective Date with respect to any Evaluated Interest, that are not disclosed, or are understated, on Exhibit "C-6". From and after the Closing, Purchaser shall defend, save harmless and indemnify Sellers, their respective successors and assigns, and their respective affiliates, directors, officers, stockholders and partners, as appropriate, from all Loss arising from such overproduction accounts and liabilities that are disclosed on Exhibit "C-6" to the extent such disclosures are accurate.

            Section 9.13. SEC REPORTS, ETC. Sellers and Purchaser agree to cooperate with each other in connection with the preparation by such parties of such reports to the Securities Exchange Commission and other federal, state, or local governmental agencies that are required of such parties as the result of the execution and delivery of this Agreement or the consummation of the transactions described in this Agreement.

                                   ARTICLE X.

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

            Unless otherwise specifically provided herein, the obligations of Purchaser hereunder at the Closing shall be subject, at its option, to the conditions that: (i) all representations and warranties of Sellers are at the date hereof and as of the Closing Date, true and correct with the same force and effect as if they had been made on the Closing Date and Sellers shall deliver a certificate at Closing reaffirming all of such representations and warranties as of the Closing Date and certifying that the covenants specified in Article VIII and elsewhere in this Agreement to be performed or satisfied by Sellers have been performed or satisfied by Sellers in all material respects; (ii) Sellers shall have performed in all material respects at or prior to the Closing all of the obligations specified in Article XIII and elsewhere in this Agreement to be performed by Sellers at or prior to the Closing; (iii) no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the Closing or seeking damages against Purchaser as a result of the consummation of this Agreement; (iv) subject to the provisions of Section 4.5, all material consents, permissions, novations and approvals by third parties (including governmental agencies) in connection with the sale and transfer of the Evaluated Interests shall have been received prior to the Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date, and provided that any inability or failure to have obtained the consent of Natural Gas Marketing & Storage Company to assign rights under the Sonora Gas Contract shall not result in a failure of this condition precedent; and (v) the aggregate of all adjustments to the Preliminary Purchase Price made pursuant to Section 3.4(B)(5) shall not exceed 5% of the Preliminary Purchase Price.

                                   ARTICLE XI.

                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

            The obligations of Sellers hereunder at the Closing shall be subject, at their option, to the conditions that: (i) all representations and warranties of Purchaser herein are at the date hereof and as of the Closing Date, true and correct with the same force and effect as if they had been made on the Closing Date and Purchaser shall deliver a certificate at Closing reaffirming all of the representations and warranties contained in Article VII as of the Closing Date and certifying that the covenants specified in this Agreement to be performed or satisfied by Purchaser have been performed or satisfied by Purchaser in all material respects; (ii) Purchaser shall have performed in all material respects at or prior to the Closing all of the obligations specified in Article XIII and elsewhere in this Agreement to be performed by Purchaser at or prior to the Closing; (iii) no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit the Closing or seeking damages against any Seller as a result of the consummation of this Agreement; (iv) subject to the provisions of Section 4.5, all material consents, permissions, novations and approvals by third parties (including governmental agencies) in connection with the sale and transfer of the Evaluated Interests shall have been received prior to the Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date, and provided that any inability or failure to have obtained the consent of Natural Gas Marketing & Storage Company to assign rights under the Sonora Gas Contract shall not result in a failure of this condition precedent; and (v) the aggregate of all adjustments to the Preliminary Purchase Price made pursuant to Section 3.4(B)(5) shall not exceed 5% of the Preliminary Purchase Price.

                                  ARTICLE XII.

                        TERMINATION; REMEDIES FOR BREACH

            Section 12.1. RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated in the following instances:
(i) by Sellers if the conditions set forth in Article XI are not satisfied or waived as of the Closing Date through no fault of Sellers; (ii) by Purchaser if the conditions set forth in Article X are not satisfied or waived as of the Closing Date through no fault of Purchaser; (iii) by either Sellers or Purchaser if, through no fault of the terminating party, the Closing does not occur on or before August 10, 1995; (iv) by either Purchaser or Sellers if, through no fault of the terminating party, the transaction cannot be consummated as a result of the application of the HSR Act; and (v) at any time by the mutual written agreement of Purchaser and Sellers. In the event of termination of this Agreement pursuant to this Article XII, the terminating party, provided that it shall not be in breach hereof, shall have no liability to the nonterminating party for damages or otherwise.

            Section 12.2. SELLERS' REMEDIES FOR BREACH. Upon failure of Purchaser to comply with its obligations under this Agreement by the Closing Date, or if the conditions set forth in Article XI (other than the condition set forth in clause (v) thereof) are not satisfied because of the willful act or failure to act of Purchaser and through no fault of or breach hereunder by Sellers (and such conditions are not waived by Sellers), and such default is not cured within ten (10) days after Sellers' delivery to Purchaser of a notice specifying such default and Sellers' intention to exercise the remedy provided in this Section 12.2, then Sellers, at their sole option, may terminate this Agreement and pursue any remedy that may be available to Sellers.

            Section 12.3. PURCHASER'S REMEDIES FOR BREACH. Upon failure of Sellers to comply with their obligations under this Agreement by the Closing Date, or if the conditions set forth in Article X (other than the condition set forth in clause (v) thereof) are not satisfied because of the willful act or failure to act of Sellers and through no fault of or breach hereunder by Purchaser (and such conditions are not waived by Purchaser), and such default is not cured within ten (10) days after Purchaser's delivery to Sellers of a notice specifying such default and Purchaser's intention to exercise the remedies provided in this Section 12.3, then Purchaser, at its sole option, may terminate this
                                       53

Agreement and pursue any remedy that may be available to Purchaser.

            Section 12.4. EXTENSION OF CLOSING DATE; WITHDRAWAL OF NOTICE. If any notice of default and intention to exercise remedies as provided in Section
12.2 or Section 12.3 above is delivered by a party after the tenth day prior to the Closing Date, then the Closing Date shall automatically be extended to the date that is the next business day following the first to occur of (i) the tenth day after any such notice is delivered or (ii) the day on which the cure of the specified default is effected. If the default is not cured within the permitted time, this Agreement shall IPSO FACTO terminate and the party giving the notice shall thereupon be entitled to exercise any remedy or remedies provided above for its benefit; provided, that at any time prior to the expiration of the cure period, the party giving such notice may withdraw and rescind the same, thereby waiving or accepting the specified default complained of, whereupon the parties shall proceed with the Closing on the next business day following such withdrawal of notice without any adjustment to the Preliminary Purchase Price on account of the specified default. In the event the Closing Date is extended under this Section 12.4 or otherwise pursuant to and in accordance with this Agreement, all other post-Closing dates specified herein (including without limitation the expiration date of the Cure Period, the Defect Closing Date and the Final Settlement Date) shall likewise be extended by the same number of days that the Closing Date is extended.

                                  ARTICLE XIII.

                  TRANSACTIONS AT AND AFTER CLOSING; PROCEDURE

            Section 13.1. CLOSING DATE PROCEDURE. On or immediately prior to the Closing Date, the parties shall exchange the documents set forth in Section 13.5 pursuant to the terms of this Agreement and shall cause to be executed, acknowledged, delivered, filed and recorded after the Closing Date all instruments, and shall cause all other acts to be done, as shall be reasonably required to make the sale of the Assets effective under applicable laws.

            Section 13.2. CLOSING DOCUMENTS. On or before the Closing Date, each of the parties shall deliver to the other such instruments and documents as are reasonably necessary or desirable in order to carry out the purposes of this

                                       54

Agreement. Without limiting the preceding sentence of this Section 13.2, no later than two (2) business days prior to the Closing Date, AX, on behalf of Sellers, shall prepare and submit to Purchaser for review an initial settlement statement (the "INITIAL SETTLEMENT STATEMENT") that shall set forth the Preliminary Purchase Price and each adjustment pursuant to Section 3.4 as applied at the Closing Date, each of which shall be calculated using the best information available as of the date of preparation of the Initial Settlement Statement.

            Section 13.3. TIME OF CLOSING. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the Closing shall be held at 10:00 a.m., local time, on the Closing Date.

            Section 13.4. PLACE OF CLOSING. The Closing shall be held at the offices of AX in Houston, Texas, or at such other place as Purchaser and AX may agree upon in writing.

            Section 13.5. CLOSING OBLIGATIONS. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

            (a) Sellers shall execute, acknowledge and deliver to Purchaser an Assignment, Bill of Sale and Conveyance (in sufficient counterparts to facilitate recording) in the form of Exhibit "D", warranting title against claims by, through or under Sellers, but not otherwise (which assignments and exhibits thereto shall be prepared by Sellers and furnished to Purchaser for review by not later than the fourth business day prior to the Closing Date), conveying to Purchaser the Assets (other than such Assets excluded under Sections 4.2, 4.3 or 4.4 or subject to outstanding requests for waivers of preferential purchase rights or consents to assignment pursuant to Section 4.5) effective as of the Effective Date;

            (b) AX, on behalf of Sellers, and Purchaser shall execute and deliver the Initial Settlement Statement, reflecting the amount of the adjusted Preliminary Purchase Price as provided herein (the "CLOSING AMOUNT");

            (c) Purchaser shall deliver to AX, on behalf of Sellers, the Closing Amount by wire transfer in
                                       55

      immediately available funds to an account to be designated by AX prior to the Closing Date;

            (d) Sellers and Purchaser shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof prepared by AX and furnished to Purchaser for review by not later than the fourth business day prior to the Closing Date, directing all purchasers of production effective not later than the Closing Date to make payment to Purchaser of proceeds attributable to production from the Evaluated Interests (other than Evaluated Interests excluded under Sections 4.2, 4.3 or 4.4 or subject to outstanding requests for waivers of preferential purchase rights or consents to assignment pursuant to Section 4.5);

            (e) Sellers shall deliver the certificate referred to in Article
      X(i);

            (f) Purchaser shall deliver the certificate referred to in Article XI(i);

            (g) Sellers shall deliver to Purchaser fully executed and acknowledged releases and/or termination statements (in sufficient counterparts to facilitate recording), in form and substance satisfactory to Purchaser and its counsel, of all liens and security interests to be released at the Closing securing indebtedness for borrowed money and covering any of the Evaluated Interests which are to be conveyed at Closing, including without limitation, such liens and/or security interests disclosed in Exhibit "A" hereto;

            (h) Sellers shall deliver to Purchaser all executed consents to assignments and waivers of preferential purchase rights pertaining to the Evaluated Interests that have been received by Sellers from third parties as of the Closing, and a list of all other requests for such consents and waivers then outstanding and a report as to the status thereof as of the Closing;

            (i) Sellers and Purchaser shall take all actions necessary to transfer to Purchaser Sellers' rights and obligations as lessee under lease agreements covering compressors and other leased equipment included in the Operating Equipment;

                                       56

            (j) AX shall deliver a certificate signed by an officer of AX under penalties of perjury, containing the following:

            (1) A statement that each Seller's U.S. Taxpayer Identification Number is as set forth in such certificate;

            (2) A statement that each Seller's business address is 1331 Lamar Street, Suite 900, Houston, Texas 77010-3088; and

            (3) A statement that no Seller is a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (the "IRC"), (I.E., no Seller is a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the IRC and the regulations promulgated thereunder));

      it being agreed that in the event that AX fails to deliver such certificate at the Closing or AX delivers such certificate but Purchaser has actual knowledge that such certificate is false or receives notice as contemplated by Section 1445(b) of the IRC that the certificate is false, Purchaser shall be entitled to withhold from the Closing Amount and, if appropriate, from the Final Purchase Price, as hereinafter defined, a sum equal to ten percent (10%) of the total amount that otherwise would have been realized by the affected Seller from such sale, which sum will be paid by Purchaser to the United States Treasury pursuant to the requirements of Section 1445 of the IRC and the regulations promulgated thereunder;

            (k) AX, on behalf of Sellers, shall deliver to Purchaser an opinion of its counsel, Messrs. Weil, Gotshal & Manges and/or Messrs. Patterson, Belknap, Webb & Tyler, L.L.P., to the effect that the warranties stated in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), and 6.1(e) are true and correct as of the Closing Date, subject to such qualifications and limitations on the scope of investigations and inquiry as are deemed reasonably appropriate by such counsel; and

            (l) Purchaser shall deliver to AX, on behalf of Sellers, an opinion of its counsel, Messrs. Jackson & Walker, L.L.P. and/or David B. Oshel, General Counsel of
                                       57

      Purchaser, to the effect that the warranties stated in Sections (a), (b),
      (c), (d), and (e) of Article VII are true and correct, subject to such qualifications and limitations on the scope of investigations and inquiry as are deemed reasonably appropriate by such counsel.

            Section 13.6. FURTHER ASSURANCES. From time to time after Closing, Sellers and Purchaser shall execute, acknowledge and deliver to the other such further instruments, and take such other action as may be reasonably requested in order more effectively to assure to such party all of the respective properties, rights, titles, interests and estates intended to be assigned and delivered in consummation of the transactions contemplated by this Agreement.

            Section 13.7. ACCOUNTING FOR PROCEEDS FROM THE SALE OF PRODUCTION. If after the Closing Sellers receive any proceeds from the sale of production that are attributable to production from the Evaluated Interests after the Effective Date, or attributable to the merchantable oil or condensate in the tanks on the Effective Date, Sellers shall remit such proceeds to Purchaser within fifteen (15) days after receipt of such proceeds by Sellers. All payments to be made to Purchaser hereunder shall include the royalty or mineral owners' share of production that may be received by Sellers and which is not distributed to the royalty or mineral owners because of title defect or other similar reasons. In the event that after the Closing Purchaser receives any proceeds from the sale of production that are attributable to production from the Evaluated Interests prior to the Effective Date, except for proceeds attributable to the merchantable oil or condensate in the tanks on the Effective Date, Purchaser shall remit such proceeds to AX, on behalf of Sellers, within fifteen (15) days after receipt of such proceeds by Purchaser.

            Section 13.8. POST-CLOSING ADJUSTMENTS. As soon as practicable after the Closing, but not later than ninety (90) days thereafter, AX shall prepare and deliver to Purchaser, in accordance with this Agreement and generally accepted accounting principles, a statement (the "INTERMEDIATE SETTLEMENT STATEMENT") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments to the Preliminary Purchase Price. As soon as practicable after receipt of the Intermediate Settlement Statement, Purchaser shall deliver to AX a written report containing any changes that Purchaser proposes be made to the Intermediate
                                       58

Settlement Statement. The parties undertake to and shall endeavor, in good faith, to agree with respect to the Intermediate Settlement Statement no later than the 120th day after the Closing Date. If the parties are unable to agree with respect to the Intermediate Settlement Statement on or prior to such date, Purchaser's and Sellers' disagreement shall be submitted to binding arbitration in accordance with the procedures set forth in Section 4.3(E). When the parties have reached agreement with respect to the Intermediate Settlement Statement or any arbitration proceedings commenced under this Section 13.8 are completed, as applicable, the agreement of the parties or the arbitrator's decision, as applicable, concerning the Intermediate Settlement Statement shall constitute and be embodied in the "FINAL SETTLEMENT STATEMENT", which shall establish the "FINAL PURCHASE PRICE". The date upon which the Final Purchase Price is established shall be the "FINAL SETTLEMENT DATE". In the event that (i) the Final Purchase Price is more than the Closing Amount, Purchaser shall pay to AX, on behalf of Sellers, the amount of such difference or (ii) the Final Purchase Price is less than the Closing Amount, AX, on behalf of Sellers, shall pay to Purchaser the amount of such difference, in either event by wire transfer in immediately available funds or, if the amount of such difference is less than $25,000, by corporate check.

                                  ARTICLE XIV.

                                  MISCELLANEOUS

            Section 14.1. NOTICES. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered or if mailed by U.S. Express Mail or registered or certified mail, postage prepaid, or if sent by recognized overnight courier (e.g., Federal Express), or by telex or telecopy facsimile transmission (provided that any such telex or telecopy facsimile transmission is confirmed either orally or by written confirmation), addressed to the party being notified as set forth below. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made. Notices to Sellers and Purchaser shall be made at the addresses set forth below:
                                       59

            (a)   If to Sellers, to:

                  American Exploration Company
                  1331 Lamar, Suite 900
                  Houston, Texas 77010-3088
                  Attention:  John M. Hogan
                              Senior Vice President
                               and Chief Financial Officer
                  Telecopy:   713/659-5620

                  With a copy to:

                  Weil, Gotshal & Manges
                  700 Louisiana
                  Suite 1600
                  Houston, Texas 77002
                  Attention:  James L. Rice III
                  Telecopy:   713/224-9511

            (b)   If to Purchaser, to:

                  Louis Dreyfus Natural Gas Corp.
                  14000 Quail Springs Parkway
                  Oklahoma City, Oklahoma 73134-2600
                  Attention:  Mark E. Monroe
                               Chief Operating Officer
                  Telecopy:   405/749-9385

                  With a copy to:

                  Jackson & Walker, L.L.P.
                  1100 Louisiana, Suite 4200
                  P.O. Box 4771
                  Houston, TX 77210-4771
                  Attention:  Michael P. Pearson
                  Telecopy: 713/752-9221

            It is specifically understood and agreed that notices of Environmental Claims, Defects and casualty losses delivered pursuant to Article IV may be delivered by telecopy facsimile, and any such notice so delivered shall be deemed delivered when confirmed as having been received by the intended recipient.

            Section 14.2. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person other than Sellers and Purchaser shall have any

                                       60

right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

            Section 14.3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

            Section 14.4. EXPENSES. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

            Section 14.5. ARTICLE AND SECTION HEADINGS. The article and section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 14.6. ENTIRE AGREEMENT. Subject to Section 9.1, this Agreement, the documents to be executed hereunder, the exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

            Section 14.7. GOVERNING LAW. This Agreement, the other documents delivered pursuant hereto and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be wholly performed in such state.

            Section 14.8. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except for Sellers' representations contained in Section 6.1(q), which shall not survive the Closing or be actionable thereafter, all representations, warranties, covenants and agreements made herein by Purchaser and Sellers shall survive Closing and the delivery of the Assignment, Bill of Sale and Conveyance to be delivered pursuant hereto until December 31, 1995, and no party shall have any liability with respect to any breach thereof unless, within such time period, notice of a claim based upon such breach shall have been given by the party asserting the claim, with specificity reasonable under the
                                       61

circumstances, including without limitation the amount required to satisfy such claim estimated in good faith if necessary. The obligations of the parties under
Article XIII, to the extent the same are by mutual agreement not performed at Closing, shall also survive the Closing. Notwithstanding the foregoing, the terms and provisions of the Assignment, Bill of Sale and Conveyance to be delivered by Seller at the Closing and the terms and provisions of Article V hereof shall survive the delivery of such instrument and the Closing hereunder without limitation as to time.

            Section 14.9. CONCERNING SELLERS. All representations, warranties, covenants, agreements and undertakings of Sellers hereunder are several and not joint. Notwithstanding the foregoing or anything else in this Agreement that may be to the contrary: (i) Purchaser shall tender payment of the Closing Amount and any other amount that may be required to be paid by Purchaser hereunder only to a single account designated by AX, and Purchaser shall have no responsibility to see to the subsequent application of any such payments from such account to or among the respective accounts of Sellers, and Sellers hereby fully and forever release Purchaser, its successors and assigns, from any liability in that regard; (ii) for purposes of asserting Defects and, if necessary, adjusting the Preliminary Purchase Price in consequence thereof, the interests of Sellers in the Evaluated Interests shall be aggregated and any required adjustment shall be made to the entire Preliminary Purchase Price, without regard to whether or not the interests of less than all Sellers in the affected Evaluated Interest cause such Evaluated Interest to be a Defective Interest or whether or not Sellers' respective interests are Defective Interests to an extent that is disproportionate to their respective ownership interests in the affected Evaluated Interest; and (iii) Purchaser shall have no obligation to close hereunder unless and except all Sellers can and do tender performance hereunder simultaneously on the Closing Date.

            Section 14.10. PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and endeavor in good faith to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Sellers or Purchaser, as the

                                       62

case may be; provided, however, if any Seller or Purchaser is required by law to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement by law.

            Section 14.11. TAXES. Sellers shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Purchaser shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Sellers shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, excise, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest), assessed against the Assets by any taxing authority for any period prior to the Effective Date, and Purchaser shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Effective Date.

            Section 14.12. AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto against whom enforcement is sought.

            Section 14.13. WAIVER; RIGHTS CUMULATIVE. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Sellers or Purchaser, or their respective officers, employees, agents, or representatives, nor any failure by Sellers or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Sellers and Purchaser under this Agreement shall be cumulative, and the

                                       63

exercise or partial exercise of any such right shall not preclude the exercise of any other right.

            Section 14.14. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                       64

            IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of June 12, 1995.

SELLERS:

AMERICAN EXPLORATION COMPANY
By:
      John M. Hogan
      Senior Vice President and
      Chief Financial Officer
ANCON PARTNERSHIP LTD.,
      by  American Exploration
          Company, General Partner

      By: John M. Hogan
          Senior Vice President and
            Chief Financial Officer

NEW YORK LIFE OIL & GAS PRODUCTION
  PARTNERSHIP II-B;
NEW YORK LIFE OIL & GAS PRODUCTION
  PARTNERSHIP II-C;
NEW YORK LIFE OIL & GAS PRODUCTION
  PARTNERSHIP II-E;
NEW YORK LIFE OIL & GAS PRODUCTION
  PARTNERSHIP II-F;
NEW YORK LIFE OIL & GAS PRODUCTION
  PARTNERSHIP II-G;
NEW YORK LIFE OIL & GAS OPERATING
  PRODUCTION PARTNERSHIP III-B; and
NEW YORK LIFE OIL & GAS NET PROFITS
  PRODUCTION PARTNERSHIP III-B;

      by  American Exploration
          Production Company,
          General Partner

      By: John M. Hogan
          Senior Vice President and
          Chief Financial Officer
                                       65
PURCHASER:

LOUIS DREYFUS NATURAL GAS CORP.

By:   Mark E. Monroe
      Chief Operating Officer